EXHIBIT 2.5

ASSET PURCHASE AGREEMENT

between

RITE AID OF OHIO, INC.

and

SEAWAY FOOD TOWN, INC.

Dated as of: March 31, 2008

TABLE OF CONTENTS

Page
ARTICLE I	SALE AND PURCHASE OF ASSETS	1

Section 1.01	Assets to be Acquired	1

Section 1.02	Excluded Assets	4

Section 1.03	Assumed Obligations	5

Section 1.04	Nonassumption of Liabilities	5

ARTICLE II	PURCHASE PRICE, METHOD OF PAYMENT; INVENTORY	6

ARTICLE III	CLOSING, DOCUMENTS OF CONVEYANCE	9

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	12

Section 4.01	Organization and Good Standing	12

Section 4.02	Corporate Power and Authority	12

Section 4.03	Validity of Contemplated Transactions	12

Section 4.04	Regulatory Approvals	13

Section 4.05	Inventory Held for Resale	13

Section 4.06	Brokers	13

Section 4.07	Buyer's Knowledge	13

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	13

Section 5.01	Organization, Good Standing and Qualification	13

ARTICLE VI	ACTIVITIES PRIOR TO THE EFFECTIVE TIME	19

ARTICLE VII	DUE DILIGENCE; CONDEMNATION; CASUALTY; CONSENTS; ENVIRONMENTAL	24

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF BUYER	27

Section 8.01	Representations and Warranties	27

Section 8.02	Performance of Covenants, Agreements and Obligations	28

Section 8.03	Prohibitions	28

Section 8.04	Authority	28

ARTICLE IX	CONDITIONS TO OBLIGATIONS OF SELLER	28

Section 9.01	Representations and Warranties	28

Section 9.02	Performance of Covenants, Agreements and Obligations	28

Section 9.03	Prohibitions	29

Section 9.04	Authority	29

ARTICLE X	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	29

ARTICLE XI	CONDUCT OF THE PARTIES AFTER CLOSING	32

ARTICLE XII	BROKERAGE; EXPENSES	37

Section 12.01	Brokerage	37

Section 12.02	Transactional Expenses	38

ARTICLE XIII	TERMINATION	38

Section 13.01	Termination by Mutual Consent	38

Section 13.02	Termination Attributable to Default	38

Section 13.03	Termination by Buyer	38

Section 13.04	Termination Date	38

Section 13.05	Impossibility	38

Section 13.06	Results of Termination	39

Section 13.07	No Termination after Kick-Off Date	39

ARTICLE XIV	MISCELLANEOUS	39

Section 14.13	Exhibits and Schedules	42

Section 14.14	No Benefit to Others	42

EXHIBITS INDEX

EXHIBIT A	The Stores

EXHIBIT B	Store Inventory Instructions

EXHIBIT C	Form of Assignment and Assumption of Leases

EXHIBIT D	Form of Trademark Assignment

EXHIBIT E	Form of New Leases

EXHIBIT F	Form of Pharmacy Client Letter

EXHIBIT G	Form of DEA Powers of Attorney

EXHIBIT H	Form of Seller Estoppel Certificate

ASSET PURCHASE AGREEMENT

          Asset Purchase Agreement (this "Agreement") made as of this 31st day of March, 2008, by and between Seaway Food Town, Inc., a Michigan corporation  (hereafter "Seller"), and Rite Aid of Ohio, Inc., an Ohio corporation (hereafter "Buyer").  This Agreement is also joined in by Spartan Properties Management, Inc., an Ohio corporation (solely for the purposes of entering into the New Leases (defined below) with Buyer), Spartan Stores, Inc., a Michigan corporation (solely for the purpose of binding itself to the provisions of Section 11.05), Rite Aid Corporation, a Delaware corporation (solely for the purpose of guaranteeing the obligations of Buyer under the New Leases (defined below) at the Effective Time for such Stores), and The Pharm of Michigan, Inc., a Michigan corporation (solely for the purpose of assigning the Marks (defined below) to Buyer). Buyer and Seller are sometimes referred to jointly herein as the "parties" or individually as a "party."

BACKGROUND

On the terms and subject to the conditions hereinafter provided, the parties desire for Buyer or one or more subsidiaries thereof to acquire certain of the operating assets of each retail drug store as set forth on Exhibit A (the "Stores") upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, Buyer and Seller agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

          Section 1.01     Assets to be Acquired.  Subject to the terms and conditions set forth herein, at the Effective Time for each Store, Seller shall sell, assign, transfer, convey and deliver or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, free and clear of all mortgages, deeds of trust, pledges, liens, conditional sales agreements, leases (other than the Leases and Subleases and Licenses), lease-purchase agreements, security interests, charges, claims, rights of first option, rights of first refusal or similar restrictions, rights of way, easements, encroachments, servitudes, restrictions, encumbrances, and options (hereafter collectively referred to as "Encumbrances"), other than Permitted Encumbrances (as hereinafter defined), and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the following assets of the Seller used or located exclusively at the Stores, whether real, personal or mixed, and whether tangible or intangible (hereafter collectively referred to as the "Purchased Assets"), but not including the Excluded Assets. For purposes of this Agreement, "Permitted Encumbrances" means (A) any Encumbrances permitted by the Leases or disclosed on Schedule 1.01; (B) taxes levied or imposed on, or assessed with respect to, the Fixed Assets, the Owned Real Property (defined below) or any portion of the real property which comprises the Assumed Lease Stores (the "Leased Real Property"), which taxes, assessments, fees or charges are (1) not due and payable as of or prior to the Effective Time for the Store to which such taxes, assessments, fees or charges apply, or (2) are being contested in good faith and as to which appropriate reserves have been set up and maintained; (C) zoning codes or ordinances, building codes and other laws, regulations, ordinances, decrees or orders regulating the use or occupancy of any Leased Real Property or Owned Real Property; (D) easements, restrictions, covenants, rights of way, servitude, or conditions affecting the Leased Real Property or the Owned Real Property that are of record or that would be revealed by an accurate ALTA/ACSM Land Title Survey or inspection of the Owned Real Property or Leased Real Property; (E) any Encumbrance that does not materially adversely affect the current use or occupancy of such Leased Real Property or Owned Real Property; (F) any right of a landlord under a Lease or of tenants, subtenants or licensees under any lease, sublease or license disclosed on Schedule 1.01(b) or (k); or (G) any Encumbrances permitted by or accepted or waived by Buyer under this Agreement or shown on any title commitment or survey provided to or obtained by Buyer and not objected to by Buyer under this Agreement.  Except as set forth in this Article 1.01,  the "Purchased Assets" shall not include any of Seller's remaining rights, privileges, title or interest in any other assets concerning the Stores:

            (a)        Prescription Files.  Subject to applicable Legal Requirements, all of Seller's prescriptions, prescription files and records, customer lists and patient profiles owned or used by Seller (the "Prescription Files") in connection with the operation of (i) the Assumed Lease Stores (as hereinafter defined), (ii) the Stores listed on Schedule 1.01(a) attached hereto (the "File Buy Stores"), and (iii) the Owned Stores (as hereinafter defined), including but not limited to refill status reports and insurance coverages, co-pay and payment records, any files or records added between the date of this Agreement and the date of transfer and records in whatever medium or form maintained by the Seller.

            (b)        Leases.  All rights and interests of Seller under the real property leases (the "Leases") relating to the Stores listed on Schedule 1.01(b) attached hereto (collectively, the "Assumed Lease Stores").

            (c)        Inventory.   All of Seller's inventory (as defined on Exhibit B hereto) of whatever nature or description located at the Stores at the applicable Effective Time, including but not limited to pharmaceuticals, over-the-counter items, and the like (but not including any Excluded Inventory (as defined on Exhibit B) (collectively the "Inventory").

            (d)        Trademarks and Tradenames.  The name "The Pharm" and all registered and unregistered tradenames, trademarks, servicemarks and applications connected thereto including but not limited to the registered trademarks set forth on Schedule 1.01(d) (the "Marks").

            (e)        Deposits.  All of Seller's lease deposits relating to the Leases and, to the extent transferable, all utility deposits relating to the Assumed Lease Stores and the Owned Stores (the "Deposits").

            (f)         Telephone and Fax Numbers.  The right to use the telephone and fax machine numbers assigned to each of the Stores, as set forth on Schedule 1.01(f).

            (g)        Books and Records.  Copies of  (i) all papers, documents, computerized databases and records of Seller relating to the Purchased Assets that are reasonably necessary for Buyer's operation of the Stores or otherwise required by applicable Legal Requirements, and (ii) the real estate files of Seller for the Assumed Lease Stores and the Owned Stores and all original prescriptions for the last two (2) years.

            (h)        Claims Relating to Purchased Assets.  All claims, causes of action, rights of recovery and rights of setoff of every type and kind relating to supplier and manufacturer warranties issued with respect to the Purchased Assets, in each case whether accruing before or after the Effective Time for each Store.

            (i)         Fixed Assets, Personal Property.  All of the fixed assets and personal property (other than inventory which is addressed in Subsection (c) above) located at the Assumed Lease Stores and the Owned Stores and owned and used by Seller exclusively in connection with the operation of the Assumed Lease Stores and the Owned Stores  (the "Fixed Assets"), together with any express or implied warranty by the manufacturer or seller of any item or component thereof and all maintenance records and documents relating thereto.  Set forth on Schedule 1.01(i) is a listing of the Fixed Assets located at the Stores based on the internal records of Seller.  Buyer and Seller acknowledge that certain of the assets listed on Schedule 1.01(i) may not be currently present at the Stores as of the date of this Agreement, and additional assets not listed on Schedule 1.01(i) may be present at the Stores as of the date of this Agreement and further acknowledge and agree that all such fixed assets and personal property located at a Store on the date hereof, not constituting Excluded Assets shall be Purchased Assets (except that Seller may replace broken equipment with equipment of comparable or greater value).

            (j)         Governmental Authorizations.  All licenses, registrations or permits issued, granted, given or otherwise made available by or under any governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities (including any branch, department or board thereof) ("Governmental Body") or pursuant to any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, rule, code, regulation, ordinance, statute or treaty ("Legal Requirement") exclusively connected or related to the Assumed Lease Stores and the Owned Stores (including but not limited to all lottery, liquor, beer & wine, and tobacco sales licenses, and all certificates of occupancy) and all pending applications therefore or renewals thereof, in each case to the extent transferable to Buyer (the "Governmental Authorizations").

            (k)        Leases to Owned Stores.  Leases in the form attached as Exhibit E (the "New Leases") granting Buyer the occupancy rights on the terms and conditions set forth therein for the parcels and tracts of land commonly known as (i) 801 Dixie Highway, Rossford, Ohio  ("Store 6108") and (ii) 410 Wheeling Street, Oregon, Ohio  ("Store 6111" and collectively with Store 6108 the "Owned Stores"), legally described on Schedule 1.01(k), together with any buildings, structures, fixtures and improvements located thereon, and any Appurtenances thereto (collectively the "Owned Real Property") at the annualized rents set forth on Sechedule 1.1(k).  For purposes hereof "Appurtenances" means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit thereof, including all easements appurtenant to and for the benefit thereof (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

            (l)         Subleases and Licenses.  All subleases and licenses for any Assumed Lease Stores as shown on Schedule 1.01(b) and all leases or licenses for any Owned Stores as shown on Schedule 1.01(k) (collectively, "Subleases and Licenses").

            Section 1.02     Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.01 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Effective Time for each Store:

            (a)        all Excluded Inventory;

            (b)        all cash and cash equivalents (including stamps and activated lottery tickets, but excluding the Deposits), accounts receivable and prepaid expenses not related to the Leases, Subleases or Licenses (which shall be prorated pursuant to Section 2.02);

            (c)        all personnel Records and other Records that Seller is required by Legal Requirements to retain in its possession;

            (d)        all rights of Seller under this Agreement and the other agreements, documents and instruments delivered in connection herewith;

            (e)        any agreement, contract, lease (other than the Leases and the Subleases and Licenses), consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound, in each case with respect to the Purchased Assets (collectively the "Excluded Contracts");

            (f)         except for Prescription Files at File Buy Stores, all of Seller's assets not exclusively located at the Owned Real Property or the Leased Real Property;

            (g)        all of Seller's corporate record books, minute books, accounting records and tax records;

            (h)        vendor merchandising displays or equipment including, but not limited to, ice freezers, refrigerated coolers, water dispensing machines, coin machines, dairy stocking carts, and candy and game vending machines which are standalone and may be plug-in, and are not of the built-in variety;

            (i)         Unicru System and Learning Management System, automatic teller machines (unless subject to a lease, sublease or license disclosed on Schedule 1.01(b) or (k)), employment station kiosks and related equipment, Western Union equipment, and any information technology systems and equipment that are incompatible with Buyer's operations, provided the same can be removed from the Stores without physical damage to the Stores that (i) results in a material violation under the applicable Lease or (ii) materially interferes with the normal day-to-day operations of such store;

            (j)         all non-transferable software applications including but not limited to pharmacy software, IBM point of sale software, Chaintrack price management software, Stylus software and Kronos software;

            (k)        all network equipment including but not limited to routers, switches and access points; provided, however, in no case will this include the removal of wiring, conduit and the like;

            (l)         all leased equipment or systems including but not limited to any leased PC's, servers, printers, copy machines, facsimile machines and blood pressure machines;

            (m)       all handheld equipment and related peripherals;

            (n)        ScriptPro robot and Parata Rx Automation;

            (o)        pallet jacks and related unloading equipment;

            (p)        all assets at the Stores owned by any tenants, subtenants or licensees;

            (q)        except for the Marks, all trade names, trademarks and service marks (including Seaway Food Town, or any derivation thereof) that are owned by Seller or Seller's Affiliates;

            (r)        the property and assets expressly designated on Schedule 1.02(r).

            Section 1.03     Assumed Obligations.   In consideration of Buyer's purchase of the Purchased Assets, subject to the terms and conditions set forth herein, as of the Effective Time for each Store, Seller shall assign to Buyer and Buyer shall assume and discharge in a timely fashion all of the liabilities and obligations of Seller under the Leases, the Subleases and Licenses, any Permitted Encumbrances, and any Governmental Authorizations (hereafter referred to as the "Assumed Obligations") arising from and after the Effective Time for such Store.

            Section 1.04     Nonassumption of Liabilities.  It is expressly understood and agreed that, except as expressly provided in Section 1.03 of this Agreement, Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein, or otherwise, assume or become liable for any liabilities or obligations of Seller or any "Affiliate" or subsidiary of the Seller, or any liability or obligation constituting a lien upon any of the Purchased Assets, regardless of whether such liability is absolute or contingent, liquidated or unliquidated, accrued or unaccrued, known or unknown, arises by operation of law or otherwise, all of which liabilities and obligations of Seller hereby agrees to retain, and timely perform and discharge (hereinafter referred to as the "Excluded Obligations").  Seller shall remain liable for all Excluded Obligations, including any liabilities arising prior to the Effective Time for each Store, any liabilities related to any Excluded Contracts or other Excluded Assets and any liabilities arising under the Leases prior to the Effective Time for each Store.  For purposes of clarity, the foregoing sentence shall not make Seller liable for any liabilities arising under any Permitted

Encumbrance after the Effective Time for the applicable Store.  Without limiting the generality of the foregoing, in no event shall Buyer assume or otherwise be responsible for or otherwise obligated with respect to (a) any obligations of Seller under HIPAA or other applicable Legal Requirement, including the HIPAA privacy standard requiring accounting of certain disclosures of Protected Health Information (as defined in HIPAA) made by Seller prior to the Effective Time for each Store, (b) any type of successor liability as to Excluded Obligations relating to trade creditors, unemployment, Employees or union  contracts or agreements, income, property, sales or other taxes, or otherwise, or (c) employee benefit plans, practices, programs or arrangements of any type or sort (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller, it being understood that all such liabilities are Excluded Obligations.  For purposes of this Agreement, "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified and with respect to Seller specifically includes Spartan Stores, Inc.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interests in a partnership or limited liability company.

ARTICLE II
PURCHASE PRICE, METHOD OF PAYMENT; INVENTORY

            Section 2.01     Purchase Price.  The purchase price for the Purchased Assets other than Inventory (the "Non-Inventory Purchase Price") shall be $12,846,000  in the aggregate and the purchase price for the Inventory shall be the aggregate of the Inventory Value for each Store as determined in accordance with Section 2.01(a) and Exhibit B (collectively the "Inventory Purchase Price") (the Inventory Purchase Price and the Non-Inventory Purchase Price are collectively referred to as the "Purchase Price").  Buyer shall pay the Inventory Value for each Store plus the amount of the Purchase Price allocated to each Store as set forth on Exhibit A on the business day after the Inventory Date for such Store by wire transfer of immediately available funds to the account or accounts of Seller delivered to Buyer at least 3 calendar days prior to the earliest Effective Time.

            (a)        Inventory.  Seller and Buyer will cause RGIS and/or any other mutually agreed nationally recognized inventory service (the "Inventory Services") to take a physical count and valuation of the Inventory using the methods, standards, procedures and valuation methodology set forth on Exhibit B hereto.  Subject to the satisfaction of the conditions described in Articles VIII and IX hereof, the count of the Inventory for each Store shall be on a date as mutually agreed by the parties (the "Inventory Date"); provided, however, the inventories at all the Stores shall be completed within five business days.  On the Inventory Date for each store, the Store will close for business at approximately 6 p.m. prevailing time at the location of the Store and the inventory will commence immediately upon the Store closing for business (the time of commencement of the inventory at each Store the "Effective Time" as to such Store).   Each party shall have no more than three representatives present during the count of each inventory to resolve any disputed items concerning the inventory.   Buyer and Seller shall then review the

Inventory Value in order to verify the Inventory Services' calculations and execute an inventory sign-off sheet evidencing each party's agreement to the Inventory Value calculation valued in accordance with Exhibit B hereof (the "Inventory Value").  The sign-off sheet for each Store shall be completed and executed by the parties prior to the departure of the Inventory Service from the applicable Store.  Copies of the sign-off sheets along with the applicable inventory reports shall be delivered to the persons identified in Section 14.01 hereof no later than the day following the Inventory Date.  The expense of the Inventory Services shall be shared equally by Buyer and Seller.  Buyer and Seller shall have fifteen (15) business days after their receipt of the inventory reports in which to examine such accounting, during which time Buyer and Seller shall reasonably cooperate to resolve any computational errors or discrepancies.  If Buyer and Seller are unable to resolve any such errors or discrepancies on mutually agreeable terms, then the matter shall be submitted to a mutually agreed designated accountant for final determination, which determination shall be binding upon Buyer and Seller and not subject to further review.

            (b)        Operations; Title.

                        (i)         Subject to the terms and conditions of this Agreement:

                                    (A)       risk of loss to the Purchased Assets will transfer to the Buyer at each Store at the Effective Time with respect to such Store;

                                    (B)       title to the Purchased Assets (including the Inventory) associated with each Store will transfer to the Buyer at the Effective Time for each Store;

                                    (C)       Buyer shall enjoy possession of and the right to use the Assumed Lease Stores, the Owned Stores and the Owned Real Property commencing at the Effective Time with respect to the related Store;

                                    (D)       Seller shall remove (i) all of the Excluded Inventory prior to the Effective Time for such Store; and (ii) the remainder of the Excluded Assets (other than Excluded Assets at the File Buy Stores) prior to the regularly scheduled opening of the applicable store on the day following the Effective Time; and

                                    (E)       All sales at a Store after the Effective Time with respect to such Store shall be for the account of the Buyer.

            (c)        Register Procedures.  Immediately prior to the Effective Time for each Store, the cash and working funds in Seller's cash registers shall be removed and kept by Seller.

            (d)        Undelivered Prescriptions.  Immediately prior to the Effective Time for each Store, Seller shall reverse and return all filled and undelivered prescriptions at such Store to stock in accordance with applicable governmental regulations, laws and requirements, providing all necessary notice to any third-party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after the Effective Time for such Store.

            Section 2.02     Prorations.  All current rent (including without limitation percentage rent), real estate taxes, common area charges, utility charges, and other obligations of Seller under the

Leases or income or obligations of Seller under the Subleases and Licenses, shall be prorated as of the Effective Time with respect to each Assumed Lease Store  in accordance with the payment terms of the Lease applicable thereto (collectively the "Prorated Charges").  Whenever possible, such prorations shall be based on actual, current payments by or income to Seller and to the extent such actual amounts are not available, such prorations shall be estimated as of the Effective Time for the applicable Store based on actual amounts for the most recent comparable billing period and such prorations shall be final (absent manifest error) without further reconciliations.  Notwithstanding anything to the contrary in this Agreement, for any Lease for which a proration is not set forth in a Lease, for the New Leases, and for the Fixed Assets, the property taxes shall be prorated on a "calendar year or lien basis" for any such Assumed Leased Store, Owned Store or Fixed Asset not located in Lucas County, and on a "last tax due date basis" for any such Assumed Leased Store, Owned Store or Fixed Asset located in Lucas County.  Seller shall pay the Buyer a pro rata amount of percentage rent payable by Buyer under a Lease for an Assumed Lease Store for the lease year including the Effective Time for such Lease, not later than ten (10) business days prior to the date that Buyer is obligated to pay such percentage rent.  Seller's prorated share shall be determined by multiplying (A) a fraction, the numerator of which is the amount of Seller's gross annual sales at such Assumed Lease Store from the first day of such lease year to (but not including) the Effective Time for the applicable Store, and the denominator of which is the sum of Buyer's and Seller's gross annual sales at such store for the entire lease year, times (B) the amount of percentage rent actually due under the Lease for such Assumed Lease Store. Seller, upon the request of Buyer, shall promptly provide the Buyer such information as Buyer shall be required to submit to landlords under the Leases in connection with the payment of percentage rent with respect to an Assumed Lease Store. Notwithstanding any of the foregoing, the fixed percentage rent set out in the Fourth Amendment to Lease for Store #6103 of $106,145.40 shall be prorated on a per diem basis as of the Effective Time for the applicable Store based on a lease year commencing July 1, 2007, and ending June 30, 2008.

            Section 2.03     Utilities.  Seller shall pay all utility and other charges applicable to the Assumed Lease Stores and the Owned Stores and billed directly to the tenant in the case of Assumed Lease Stores up through the Effective Time for each Store and Buyer shall be responsible for the same thereafter.

            Section 2.04     Purchase Price Allocation.  The Non-Inventory Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 2.04 hereto.  Seller and Buyer agree to file all their respective federal, state and local tax returns in accordance with that allocation.

            Section 2.05     Estoppels.  Seller shall send a Landlord Consent and Estoppel Certificate to each of the landlords of the Leases (other than Store #6103 which the parties acknowledge and agree is outside the scope of this Section 2.05 and may be contacted by Buyer immediately after the date hereof) in the form attached hereto as Schedule 2.05 (the "Landlord Consent and Estoppel Certificate") and shall use commercially reasonable efforts to cause each of the landlords of the Leases to complete and execute an estoppel certificate substantially and in all materials respects in the form of the Landlord Consent and Estoppel Certificate and return them to Seller, provided, however, that other than any sums specifically due and payable under the terms of the applicable Lease which shall be the sole responsibility of Seller, Seller shall not be obligated to pay any sums of money to obtain such Landlord Consent and Estoppel Certificates.  Seller shall deliver a copy of each signed Landlord Consent and Estoppel Certificate to Buyer's counsel promptly after Seller receives it.

The process for preparing and sending the Landlord Consent and Estoppel Certificates shall be as follows:

                        (i)         Within three (3) business days after the date of this Agreement, Seller shall send the Landlord Consent and Estoppel Certificates to each of the landlords under the Lease and shall copy Buyer's counsel on all such transmittals.  Seller shall provide prompt written notice to Buyer's counsel of all material written communications between Seller and such landlord and shall provide to Buyer's counsel a copy of any Landlord Consent and Estoppel Certificate promptly after Seller's receipt of same.  The parties hereto acknowledge and agree that Seller shall not object to the deletion by any landlord of the requested release language for the benefit of Seller in paragraph 12 of the form of Landlord's Consent and Estoppel Certificate attached hereto as Schedule 2.05 and Buyer will not object to the deletion by any landlord of paragraph 5 of any such Landlord Consent and Estoppel relating to Buyer's right to install a satellite dish;

                        (ii)        Seller shall have ten (10) business days from the date the Landlord Consent and Estoppel Certificates are sent to deal exclusively with such landlords to obtain execution of such Landlord Consent and Estoppel Certificate; and

                        (iii)       After the expiration of such ten (10) business day period, Buyer may contact such landlords to discuss such non-substantive matters (for example, signage) that do not require material amendments to the Leases as may be required or reasonably necessary to affect the transition of the Stores to a Rite Aid store following the Effective Time for such Store.  The foregoing notwithstanding, at all times following the time at which Seller has obtained the landlord's consent required under this Agreement for a Lease, Buyer may contact such landlord to discuss such matters as Buyer may choose with respect to such Lease without restriction.

ARTICLE III
CLOSING, DOCUMENTS OF CONVEYANCE

            Section 3.01     Closing.    Subject to the satisfaction of the conditions set forth in Articles VIII and IX, the purchase and sale of the Purchased Assets with respect to each Store shall be consummated on the business day following each applicable Effective Time (each a "Store Closing") by facsimile of the signed documents required hereunder with respect to each Store, and shall be deemed effective with respect to each Store as of and at the Effective Time for such Store.

            Section 3.02     Assignment and Assumption Agreements; New Leases.  At the Store Closing for each Store, Buyer and Seller shall execute and deliver to each other instruments of assignment and assumption, in form and content reasonably acceptable to counsel for Buyer and Seller (and which shall be substantially in the form of Exhibit C hereto, except that  Exhibit C shall be modified as necessary based upon a landlord's reasonable comments) pursuant to which Seller shall assign the Leases and Buyer shall assume all obligations thereunder arising from and after the Effective Time for the applicable Store.  The instruments of assignment and assumption are hereafter collectively referred to as the "Assignment and Assumption Agreements."  At the Store Closing with respect to the Owned Stores,  Spartan Properties Management, Inc. shall enter into the New Leases for the applicable Owned Store with Buyer as "tenant", and all of the obligations of Buyer under each such New Lease shall be completely and fully guaranteed by Rite Aid Corporation, in each case in the form attached hereto as Exhibit E.

            Section 3.03     Other Instruments of Conveyance.  Seller shall execute and deliver to Buyer the following instruments of conveyance, each in form and content reasonably acceptable to counsel for the Buyer and the Seller (hereafter referred to as the "Other Instruments of Conveyance"):

            (a)        at the Store Closing for each Store, a bill of sale conveying the Purchased Assets for such Store;

            (b)        at the last Store Closing hereunder, a Trademark Assignment Agreement providing for the assignment by The Pharm of Michigan, Inc. in form and content reasonably acceptable to counsel for Buyer and Seller (which shall be substantially in the form of Exhibit D hereto), pursuant to which The Pharm of Michigan, Inc. shall convey the Marks to Buyer;

            (c)        at the Store Closing for each Store, a written release of all Encumbrances on the Purchased Assets other than Permitted Encumbrances;

            (d)        such other instruments as may be reasonably requested by the Buyer to convey the Purchased Assets or any part thereto to the Buyer and any Permits to the Buyer;

            (e)        at the Store Closing for each Store, a closing statement confirming the allocation of the Purchase Price and the prorations of credits applicable to each Store; and

            (f)         at the Store Closing for each Store, a non-foreign persons affidavit.

            Section 3.04     Other Deliveries at  Closing.  At the Store Closing for each Store, in addition to the instruments described in Section 3.03, the following deliveries shall be made:

            (a)        the Seller shall deliver to Buyer: (i) all certificates required by Article VIII except such as may be expressly waived in writing by the Buyer; (ii) completed and executed Assignment and Assumption Agreements, (iii) Subordination, Non-Disturbance and Attornment Agreements ("SNDA's") executed by any of Seller's lender(s) who holds a mortgage or other security interest on an Owned Store, such SNDA to be on such lender's standard form; and (iv) copies of the Landlord Consent and Estoppel Certificates to the extent the Buyer has not waived the requirement for same prior to the Kickoff Date; provided, however, that in the event Seller shall have obtained the consent of the applicable landlord to the assignment of one or more Leases but has not obtained the Landlord Consent and Estoppel Certificate for such Leases (or the landlord has returned the applicable Landlord Consent and Estoppel Certificate with the estoppel provisions thereof stricken or otherwise marked or indicated as not applicable or consented to), Seller shall, for each such Lease, deliver to Buyer a Seller Estoppel Certificate in the form attached hereto as Exhibit H.

            (b)        the Buyer shall deliver to the Seller (i) all certificates required by Article IX, except such as may be expressly waived in writing by Seller; and (ii) completed and executed Assignment and Assumption Agreements; and

            (c)        such other deliveries as may be required by the provisions of Section 3.10.

            Section 3.05     Allocation of Closing Costs.  Except as specifically provided in Section 2.03, or elsewhere in this Agreement, each party shall be responsible for and bear all of its own transactional costs and charges relating to the purchase and sale contemplated herein.

            Section 3.06     Other Obligations.  Unless otherwise specified in this Agreement:  (a) all operating expenses and liabilities relating to the ownership and operation of the Purchased Assets attributable to the period ending on the Effective Time with respect to each Store which are not Assumed Obligations (including but not limited to the Excluded Obligations) shall be the sole responsibility of and paid by the Seller; and (b)  the operating and other liabilities relating to the ownership and operation of the Purchased Assets attributable to periods commencing on or after the Effective Time with respect to each Store shall be the sole responsibility of the Buyer.

            Section 3.07     Transfer of Possession.   With respect to each Store and subject to the Permitted Encumbrances and the terms of the New Leases (if applicable), simultaneously with the Effective Time for such Store, Seller shall give Buyer full possession and enjoyment of the Purchased Assets.

            Section 3.08     Termination and Related Employee Matters.  Immediately prior to the Effective Time for each Store, Seller shall terminate the employment of all of its employees exclusively employed at the applicable Store (all such employees the "Employees"). Immediately following the Effective Time for each Store, Buyer shall employ such of the Employees as it determines in its sole discretion provided, however, the commencement date of such employment of Employees shall not occur prior to the effective date of Seller's termination of such Employee or such Employee's termination of their employment with Seller. Seller shall be responsible for any liability under the Workers' Adjustment and Retraining Notification Act and any similar state or local law or regulation relating to plant closings and layoffs (collectively "WARN") with respect to Employees who are terminated as of or prior to the Effective Time for the Store that employs such Employees.  Buyer agrees that to the extent Buyer determines, in its sole discretion, to hire or retain any of the Employees, Buyer shall, on the first calendar day of the month following each Effective Time, provide insurance coverage to such Employees who are covered by Seller's health plan immediately prior to the applicable Effective Time and who meet Buyer's eligibility requirements.  Buyer shall be responsible for any liability under WARN with respect to employees of Seller who are terminated by Buyer after the Closing.  To the extent required, Seller shall provide notice to its Employees as mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").  Seller shall be responsible for all wages, severance pay, notice of termination or termination pay and any other compensation or obligation which may be due by statute, contract or common law pursuant to Seller's termination of any of the Employees.  Buyer shall be responsible for all wages, severance pay, notice of termination or termination pay and any other compensation or obligation which may be due by statute, contract or common law pursuant to the employment of the Employees by Buyer at each Store following the Effective Time for each Store.  Seller shall have full responsibility for and shall indemnify Buyer against any severance, COBRA or other claims by Employees not hired by Buyer or who decline employment offered by Buyer arising from or relating to their employment with Seller and/or termination by Seller or who terminate employment with Seller. Buyer agrees that it shall allow "years of service credit" (for purposes of vacation time, sick leave time and personal days only) to the Employees who are hired as full time employees by Buyer.   The years of credit allowed shall be based on Buyer's existing policies.

            Section 3.09     Utility Services.  At the Effective Time or as soon thereafter as practicable, Seller and Buyer will cooperate with each other to arrange to disconnect, transfer or obtain final readings with respect to all electricity, water, telephone, and other utilities serving the Assumed Lease Stores and the Owned Stores and to have such services reconnected in or otherwise transferred to Buyer's name immediately thereafter.

            Section 3.10     Other Actions and Instruments.  Buyer and Seller shall take such other actions and shall execute and deliver such other instruments, documents and certificates at the Store Closing for each Store as are required by the terms of this Agreement or as may be reasonably requested by the Buyer or the Seller in connection with the closing of the transactions contemplated by this Agreement including receipts relating to the payment of the Purchase Price.  In addition, the parties agree that the term Store Closing with respect to each Store shall be interpreted for the purposes of the closing to include each of the parties taking all reasonable actions (including, but not limited to, their respective obligations under Article III) necessary to transfer the Purchased Assets at the Effective Time with respect to each Store to the Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

            Section 4.01     Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

            Section 4.02     Corporate Power and Authority.  Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under and pursuant to this Agreement, including without limitation, the requisite corporate power and authority to acquire and operate the Purchased Assets and assume the Assumed Obligations upon the terms and conditions set forth herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

            Section 4.03     Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and will not (i) contravene any provisions of the Articles of Incorporation or Bylaws of Buyer, (ii) violate, be in conflict with, constitute a default under, result in the termination of, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any material agreement, contract, commitment, indenture, lease or mortgage applicable to Buyer, or (iii) violate any Legal Requirement, including without limitation, all applicable securities laws, rules, regulations, orders, permits, licenses, authorizations or approvals to which Buyer is subject, or (iv) violate any judgment, order, writ, prohibition, injunction or decree of any court, governmental body or arbitrator by which Buyer is bound.

            Section 4.04     Regulatory Approvals.  Except for any Governmental Authorizations from the DEA, State Boards of Pharmacy, Ohio Liquor Commission or other similar Governmental Bodies, all material consents, waivers, approvals, authorization or exemptions from Governmental Bodies and other third parties and other material requirements prescribed by any Legal Requirement which must be obtained or satisfied by Buyer in order to permit the consummation of the transactions contemplated by this Agreement have been obtained.  Buyer has given, or prior to the Effective Time for each Store will give, all required notices to the DEA and State Boards of Pharmacy and Ohio Liquor Commission that are required to be given by Buyer in connection with the transactions contemplated by this Agreement.

            Section 4.05     Inventory Held for Resale.  Buyer intends to hold the Inventory for resale to customers and for no other purpose.

            Section 4.06     Brokers.  Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated

            Section 4.07     Buyer's Knowledge.  Buyer is not aware of any fact or circumstance as of the date of this Agreement which would make, or which would be reasonably expected to render, inaccurate any of the representations or warranties made by Seller in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

            Section 5.01     Organization, Good Standing and Qualification.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.  Seller is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect upon the conduct of its business or the ownership of the Purchased Assets.

            Section 5.02     Corporate Power and Authority.  Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under and pursuant to this Agreement.  Seller has the requisite corporate power and authority to sell, transfer, assign, convey and deliver to Buyer at Closing, the Purchased Assets as provided herein and, subject to obtaining all requisite third party consents thereto, to assign the Leases to Buyer at the Effective Time for the applicable Store.  Seller has the requisite corporate power and authority to carry on its business operations as they are now being conducted and to own and operate the Purchased Assets.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

            Section 5.03     Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) violate, be in conflict with, or constitute a default under, result in the termination of, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, commitment, indenture, lease or mortgage, to which Seller is a party or by which it or the Purchased Assets are bound, (iii) violate any provision of any Legal Requirement, including without limitation, all applicable securities laws, rules, regulations, orders, permits, licenses, authorizations or approvals to which Seller is subject or (iv) violate any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction or arbitrator by which Seller is bound, except to the extent the consent of third parties may be required in connection with the assignment of the Leases or with the Governmental Authorizations.

            Section 5.04     Regulatory Approvals.  Except for any Governmental Authorizations from the DEA, State Boards of Pharmacy, Ohio Liquor Commission or other similar Governmental Bodies, all material consents, waivers, approvals, authorization or exemptions from Governmental Bodies and other third parties (other than consents from the landlords with respect to the Leases) and other material requirements prescribed by any Legal Requirement which must be obtained or prescribed by any Legal Requirement which must be obtained or satisfied by Buyer in order to permit the consummation of the transactions contemplated by this Agreement have been, or will prior to the Effective Time for each Store be, obtained.  Seller has given, or prior to the Effective Time for each Store will give, all required notices to the DEA and State Boards of Pharmacy that are required to be given by Seller in connection with the transactions contemplated by this Agreement.

            Section 5.05     Liabilities and Obligations of Seller.  Seller understands and acknowledges that Buyer is not assuming any liabilities or obligations of Seller other than the Assumed Obligations expressly set forth in Section 1.03.

            Section 5.06     Title to Purchased Assets.  At the Effective Time with respect to each Store, Seller will have good and valid title to all of the Purchased Assets with respect to such Store free and clear of all Encumbrances other than Permitted Encumbrances and no Purchased Asset will be titled in a Person other than Seller (except for the New Leases and the Marks).  Upon delivery to Buyer of the bills of sale, assignments, and other documents of conveyance contemplated by this Agreement, Buyer will receive effective as of the applicable Effective Time with respect to each Store good and valid title to all of the Purchased Assets free and clear of all Encumbrances other than the Permitted Encumbrances.

            Section 5.07     Assumed Leases.  Subject to receipt of all necessary third party consents, as of the applicable Effective Time, the Buyer will receive and assume Seller's entire right, title, interest and obligations in the Leases and Subleases and Licenses free and clear of all Encumbrances other than the Permitted Encumbrances.  Each of the Leases, Subleases and Licenses is valid, binding, in full force and effect, and enforceable by or against Seller in accordance with their respective terms and conditions, and with respect only to Seller's obligations, there is no existing default thereunder or breach thereof or, to Seller's Knowledge, condition which, with the passage of time or notice or both, might constitute such a default by Seller.  There has been no termination or, to Seller's Knowledge, threatened termination or notice of default (not subsequently cured) relating to any such Lease.  To Seller's Knowledge, Seller has provided copies of all documents that are in Seller's real estate files comprising the Leases and Subleases and Licenses.  Buyer acknowledges that such copies of the Leases and Subleases and Licenses may be missing pages, exhibits, or other information.

            Section 5.08     Taxes.  To the best of Seller's Knowledge, there are no outstanding special tax assessments against any of Seller's Fixed Assets or Inventory.  Subject to the prorations set forth elsewhere in this Agreement, Seller has, in respect of the Purchased Assets, filed (or will timely file) all tax returns that are required to be filed and has paid or will timely pay all taxes that have become due pursuant to such tax returns or pursuant to any assessment that has become payable or for which Buyer may otherwise have any transferee liability.  To  Seller's Knowledge, there are no outstanding or delinquent real estate tax assessments against any of the Assumed Lease Stores, the Owned Stores or the Owned Real Property.  The Form W-9 delivered to Buyer at the time of execution of this Agreement reflects Seller's correct Employer Identification Number.

            Section 5.09     Zoning; Easements.  To Seller's Knowledge, Seller's existing use of the Assumed Lease Stores, the Owned Stores and the Owned Real Property is permitted under applicable zoning laws and ordinances.  To Seller's Knowledge and except for Permitted Encumbrances: (i) there are no land use laws, rules, regulations or ordinances or modifications to zoning that materially restrict the use of any of the Assumed Lease Stores, the Owned Stores or the Owned Real Property as used by Seller on the date hereof or, to the Knowledge of Seller, proposed, which materially restrict or prevent, or would materially restrict or prevent, the use of any of the Assumed Lease Stores, the Owned Stores or the Owned Real Property for such use, and (ii) there are no existing easements, right-of-way, or restrictions affecting any of the Assumed Lease Stores or the Owned Stores which could reasonably be expected to materially adversely affect or prohibit the use of the Assumed Lease Stores, the Owned Stores or the Owned Real Property as presently used by the Seller.

            Section 5.10     Litigation, Compliance with Laws.  Except as set forth on Schedule 5.10 hereto, (a) there is no material suit, action, claim, investigation, arbitration, condemnation, administrative or legal or other proceeding or governmental investigation pending or, to Seller's Knowledge, threatened against or related to the Purchased Assets, (b) to Seller's Knowledge, Seller has not failed to materially comply with any Legal Requirement, including without limitation all material ordinances, requirements, regulations, or orders applicable to Seller's operation of the Purchased Assets, (c) Seller has not violated any material order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality which was issued against  and delivered to Seller.

            Section 5.11     Permits and Licenses.  To Seller's Knowledge, all permits (including without limitation environmental permits), licenses, certificates, zoning variances, approvals, repackaging agreements or related licenses, and other authorizations ("Permits") (as well as state pharmacy board and DEA licenses and Medicare, Medicaid and NCPDP numbers) (hereafter referred to as the "Licenses") necessary for the operation of the Seller's business at the Stores as it is presently operated, have been obtained and are in full force and effect.  All Permits and Licenses are presently valid and no revocation, cancellation or withdrawal thereof has been effected or, to Seller's Knowledge, threatened.

            Section 5.12     All Necessary Assets.  The Purchased Assets constitute all of the material assets, contracts and leases used in the operation of Seller's business at the Assumed Lease Stores and the Owned Stores other than the Excluded Assets.

            Section 5.13     Employee Matters; Labor or Employee Disputes.

            (a)        Set forth on Schedule 5.13 is a list of all Employees on the date hereof for the Stores, including their full legal name, citizen or immigrant status, date of hire, full or part-time status, position, salary, bonus and other compensation information and, in the case of pharmacists, nurses or other licensed Persons, their relevant license numbers.  Schedule 5.13 also identifies all written and oral employee benefit plans, programs or arrangements maintained by Seller for the benefit of any of the Employees.  Except as set forth on Schedule 5.13, Seller is not bound by any written or oral employment agreement, consulting agreement, or deferred compensation agreement with respect to such Employees.  To the Knowledge of Seller, no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the ability of a  Employee to perform such Employee's duties to Buyer after the Closing, if any.  To Seller's Knowledge, Seller is not and has never been subject to any affirmative action obligations under any Legal Requirement with respect to any current employees, including Executive Order 11246, or is or has been a government contractor for purposes of any Legal Requirement with respect to the terms and conditions of employment of any current or former employees.

            (b)        Except as set forth on Schedule 5.13 hereto, Seller is not a party to any contract or other agreement with any labor union and is not experiencing or the subject of, or to Seller's Knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees.   Except as set forth on Schedule 5.13 hereto, there are no, and there have not been any, unfair labor complaints, strikes, walkouts, work stoppages, slow downs, material complaints or material charges of discrimination (including without limitation, based on age, race, gender, marital status, national origin, disability or handicap), other material labor difficulties, or, to Seller's Knowledge, threats of any of the foregoing, affecting Seller or any of its business operations at the Stores.

            Section 5.14     Insurance Coverages.  The Purchased Assets and the Assumed Lease Stores and the Owned Stores are insured pursuant to the same insurance policies that cover Seller's drug stores other than the Stores.  All of such policies with respect to each Store shall be kept in full force and effect until the Effective Time with respect to such Store.  Seller makes no representation and warranty with respect to the insurance coverage carried by the landlords under the Leases.

            Section 5.15     Environmental Matters.  Other than in compliance with Legal Requirements, except in the normal course of business,  Seller has not, in connection with Seller's operation of the Assumed Lease Stores, the Owned Stores or the Owned Real Property, at any time, (i) generated, processed, distributed, transported, used, treated, stored, handled, emitted, discharged, released or disposed of (or caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any oil, gasoline, petroleum-related products, hazardous substances (as defined by the Comprehensive Environmental Response, Compensation and Liability Act "CERCLA"), hazardous waste (as defined by the Resource Conservation and Recovery Act "RCRA"), or pollutants or contaminants (as defined by CERCLA), including, without limitation, asbestos or asbestos containing materials, PCB's and urea formaldehyde (but excluding any such items sold in the ordinary course of its retail business, such as nail polish and the like), or (ii) taken any action or failed to take any action which constitutes a violation (or with respect to the Occupational Safety and Health Act, a material violation) of any federal, state or local law, rule, regulation, order or other requirement relating to health, safety or the environment, which in the case of either (i) or (ii) above imposes liability, responsibility or standards of conduct applicable to environmental conditions including, without limitations, CERCLA, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, RCRA, the Clean Water Act, the Clean Air Act, the toxic Substances Control Act, the Coastal Area Management Act, any "Superfund" or "Superlien" law, and the Occupational Safety and Health Act (collectively referred to as the "Environmental Laws").  Seller has not received any notices or citations relating to alleged violations of any of the Environmental Laws and does not know of any violations or alleged violations of any of the Environmental Laws at or affecting the Assumed Lease Stores or the Owned Stores whether or not by the Seller and regardless of the time frame in which such violation or alleged violation occurred.

            Section 5.16     Third Party Payors.  Set forth in Schedule 5.16 are the names of the Seller's ten (10) largest payors for the Stores in the aggregate, measured by percentage of revenue for the thirteen fiscal periods ending January 5, 2008.  Also set forth on Schedule 5.16 are each agreement that, to the Seller's Knowledge, provides that Seller is the exclusive supplier of pharmaceutical products and services to any third party payor.

            Section 5.17     Financial Statements.  Schedule 5.17 sets forth separately the prescription and non-pharmacy sales of each Store for Seller's last 13 periods ending March 29, 2008, as compiled from Seller's records (collectively, the "Financial Statements").  The Financial Statements fairly present, in all material respects, the sales of the Stores for the periods indicated therein.

            Section 5.18     Prescriptions.  Schedule 5.18A sets forth the average weekly prescription count for each of the Stores, and for all Stores collectively, for the thirty (30) week period ending on March 29, 2008.  Schedule 5.18B sets forth, for Seller's Period 10 ending January 5, 2008, the total number of prescription counts and overall percentage of such business (as a portion of the business set forth on Schedule 5.18A for the same period) derived from Non-

Standard Business and except as set forth on Schedule 5.18B, all prescriptions set forth on Schedule 5.18A for the same time period have arisen from transactions that do not include any "Non-standard Business."  No material increase in the percentage of Non-Standard Business (when compared to the percentage set forth on Schedule 5.18B) has occurred during any period subsequent to Period 10.  As used in this Agreement, "Non-standard Business" means (a) delivering prescriptions by mail, courier, automobile or other delivery system, with a frequency and in amounts outside of the ordinary course of business for retail pharmacies, (b) compounding, including both sterile and non-sterile compounding, other than in the ordinary course of business for retail pharmacies, (c) filling prescriptions that involve any unique, customized or non-standard packaging (except for heat or cold sealed blister packs), including prescriptions filled for patients in independent living, assisted living, nursing home, long-term care or hospice facilities, (d) any business conducted pursuant to Section 340B of the Public Health Service Act, (e) any non-prescription business (including durable medical equipment) done through the pharmacy computer and included in the prescription count, or (f) any other business outside the scope of a customary pharmacy or retail drug-store business.

            Section 5.19     Fixed Assets.  The Fixed Assets are and shall be as of the Effective Time for each Store in the condition actually used in the conduct of the business of the Assumed Lease Stores and the Owned Stores.  Between the date hereof and the Effective Time for each Store, there will not be a material reduction in the Fixed Assets with respect to such Store that would reasonably be expected to result in a material adverse effect to the condition of the Purchased Assets, the Assumed Lease Stores or the Owned Stores, as applicable.

            Section 5.20     Employee Benefits; ERISA.

            (a)        Except as described in Schedule 5.20, Seller has not entered into any oral or written employment agreement, consulting agreement, or deferred compensation agreement, in each case with respect to any Employee.

            (b)        None of the Purchased Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

            (c)        To Seller's Knowledge, each employee benefit plan maintained by Seller for the benefit of one or more Employees that is intended to be qualified under Section 401(a) of the Code is so qualified, and Seller agrees to provide such information as may reasonably be requested by Buyer (including, but not limited to, the latest IRS determination letter received by each such tax-qualified plan) for purposes of Buyer's determination whether to accept rollover contributions in its tax-qualified plan or plans attributable to distributions from Seller's plans.

            Section 5.21     Brokers.  Except for The Food Partners, LLC, Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.  Seller acknowledges and agrees that all such liabilities and obligations to brokers shall be borne exclusively by Seller and Seller shall indemnify and hold Buyer harmless against any and all such liabilities and obligations pursuant to and in accordance with Section 12.01.

            Section 5.22     AS IS, WHERE IS.  EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING TRANSFERRED TO BUYER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.  Buyer acknowledges and agrees that, except as otherwise expressly stated in this Agreement, Seller has not made, and Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, including but not limited to any warranty, guaranty or representation concerning the nature and condition of the Purchased Assets or the Stores.  Buyer acknowledges that, having been given the opportunity to inspect the Purchased Assets, Buyer is relying solely on the express provisions of this Agreement and on its own investigation of the Purchased Assets.

ARTICLE VI
ACTIVITIES PRIOR TO THE EFFECTIVE TIME

            Section 6.01     Activities Prior to Effective Time for Each Store.  Seller hereby covenants and agrees that from and after the date hereof to the Effective Time for each Store (unless another time period is provided for below), Seller will, in all material respects:

            (a)        Not sell, assign, lease, transfer, or otherwise dispose of any of the Purchased Assets without the prior written consent of Buyer, except in the ordinary course of business;

            (b)        Not waive any material rights or claims of Seller constituting a part of the Purchased Assets;

            (c)        Except for those expiring on their own terms, maintain in full force and effect all material agreements, contracts, leases, Permits, authorizations, and approvals necessary for or related to its business operations at the applicable Store as such operations are now conducted and comply in all material respects with Legal Requirements applicable to Seller's business operations at the applicable Store;

            (d)        From the date of this Agreement until the Kickoff Date, confine its purchases of Inventory to such quantity as is reasonably appropriate to the operation of the Stores as going concerns in the normal course of its business and will not make any material changes or modifications to any pricing policies at the Stores; provided, however, notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that Seller shall have the right to begin to sell-down Excluded Inventory and Capped Products, and cease purchasing additional Excluded Inventory and Capped Products, at any particular Store during the three week period following the Kickoff Date (as hereinafter defined in Section 6.10) (the "Sell-Down Period"); the foregoing notwithstanding, through the Effective Time for each Store, Seller will continue purchasing pharmacy Inventory in such quantities and at such times as is reasonably appropriate to the operation of the pharmacy within such Store as going concern in the normal course of its business and will not make any material changes or modifications to any pricing policies with respect to the same.  For purposes of this Agreement, "Capped Products" means the following products:  Paper products, household chemicals and pet products and food;

            (e)        Maintain in the ordinary course of business the applicable Store's historical pharmacy operating hours (and shall keep the Store operating hours the same as, or longer than, the pharmacy operating hours) and pharmacy staffing levels, subject to normal workplace practices and discipline;

            (f)         From the date of this Agreement until the Kickoff Date, use commercially reasonable efforts to preserve the goodwill of any material pharmacy suppliers, contractors, licensors, employees, customers, payors, payment programs, referral sources, doctor groups, hospitals, distributors and others having business relations with respect to the pharmacy operations of the applicable Store and promptly inform Buyer in the event that Seller has reason to believe that its relationship with any such Person that is material to the pharmacy operation of such Store has been materially reduced or terminated or may be in jeopardy of being so reduced or terminated, provided however, that notwithstanding anything to the contrary contained herein, Seller shall not contact, directly or indirectly, any pharmacy suppliers, contractors, licensors, employees, customers, payors, payment programs, referral sources, doctor groups, hospitals, distributors and others having business relations with respect to the pharmacy operations of the applicable Store to encourage such persons or entities to cease doing or materially decrease their business with Buyer at any applicable Store following the Effective Time for such Store; and

            (g)        Except as expressly contemplated by this Agreement each party shall not: (i) take any action that is intended or may reasonably be expected to result in (1) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, (2) any of the conditions to the closing at the Effective Time with respect to each Store set forth in this Agreement not being satisfied or (3) any violation of any provision of this Agreement, except, in each case, as may be required by applicable Legal Requirements; (ii) other than in the ordinary course of business enter into any contract with respect to, or make any increase in (or commitment to increase) the compensation payable to any of its employees or agents located at or related to the Stores; or (iii) sell, lease, transfer or otherwise dispose of (including any transfers from the Seller to any of its Affiliates), or impose or suffer to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Assets, other than inventory sold or otherwise disposed of for fair value in the ordinary course of the Store's business consistent with past practice.

            (h)        Seller shall not, without Buyer's prior written consent, modify or amend any Lease or consent to any assignment or sublease in connection with any Lease.  Seller shall furnish Buyer with a written notice of the proposed action which shall contain the document which Seller proposes to execute.

            Section 6.02     Access; Confidentiality Agreement.  Between the date hereof and the date that is forty-five (45) days after the date of this Agreement (the "Due Diligence Period"), Seller will give to authorized representatives of Buyer, upon reasonable notice to Matthew Morris of Food Partners, LLC or such other person as Seller may designate in a writing delivered to Buyer in accordance with Section 14.01, reasonable access, during normal business hours, in such manner as not to unduly disrupt normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Seller associated with the Stores (with respect to the Stores, such access is limited to a review of the books and records).  Buyer's access to, and inspection of, the Stores will be at Buyer's sole risk and expense and Seller will have no responsibility therefore.  Buyer will immediately repair any loss or damage to the Stores caused solely by the acts or omissions of Buyer in connection with its survey, inspection or testing of the Stores hereunder.  Buyer will indemnify and hold Seller harmless from and against any Liabilities arising out of, resulting from or in any way connected with the acts or omissions of Buyer, its employees, agents or contractors in connection with Buyer's access to and inspection of the Stores hereunder.  The Confidentiality Letter Agreement previously executed by the parties (the "Confidentiality Agreement") shall survive the execution of this Agreement and the Store Closings hereunder and shall continue in full force and effect in accordance with its terms as such terms are explicitly modified by this Agreement.

            Section 6.03     Seller's Employees.  Buyer and Seller acknowledge and agree that from and after the date hereof:

            (a)        Buyer shall have the right to interview and offer employment in its intended business operations to the Employees;

            (b)        Buyer shall have the right, but not the obligation, to approach any labor union or other Employee representative group or organization to pursue, negotiate, and obtain such agreements as Buyer determines in its sole discretion in connection with the operation of the business by Buyer following the Effective Time with respect to each Store; and

            (c)        Seller shall have the right to offer employment or transfer to other operations of Seller or its Affiliates any regional office employees that oversee the operations of the Stores, but do not work in any given Store on a full-time basis.  A list of such employees is set forth on Schedule 6.03 to this Agreement.

            Section 6.04     Public Announcements.  Except as set forth in Section 14.06 hereof, neither party shall make any public announcements or disclosures regarding the transactions contemplated herein without the prior consent of the other party, including its approval of the content thereof.

            Section 6.05     Record Data; Patient Notification.

            (a)        The parties agree that Buyer will engage Two Point Conversions, Inc. (the "Data Converter") to convert Seller's electronic records of Prescription Files, patient records and other data (the "Record Data") to a format specified by Buyer.  Seller agrees to provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Record Data to Buyer at least two (2) business days prior to Effective Time for each Store.  The costs and expenses of the Data Converter will be paid by Buyer.  To the extent such record conversion is not successful at any particular Store, Seller agrees to provide to Buyer, at no cost to Buyer, a computer terminal to provide electronic access to such Record Data until such time as the record conversion is successful, or Buyer is able to operate such Store without the need for such computer terminal; provided, Seller's obligation to provide such computer terminal shall in all cases terminate on the date that is six (6) month after the Effective Time for the applicable Store.

            (b)        Seller will retain a complete copy of all Record Data in accordance with applicable record retention Legal Requirements.  In addition, Seller agrees to make electronic data included among the Record Data currently used for record keeping purposes available to Buyer for a period of six (6) months from the Effective Time for the applicable Store.  Seller will retain a complete copy of all Record Data in accordance with applicable Legal Requirements regarding retention of records.  Buyer shall reimburse Seller for any incremental license fees or other expenses incurred by Seller exclusively as a result of maintaining such computer software for the period specified herein.

            (c)        If desired by Buyer, Seller agrees that Buyer will be permitted to directly, through one or more of its Affiliates or through the engagement of a third party distributor (the "Third Party Distributor") to notify each customer of any Store who has had a prescription filled or refilled at a Store within the two years prior to the Effective Time for the applicable Store by mailing each of them a letter in the form attached as Exhibit F.  In such event, the parties agree that, promptly after its receipt of the Record Data, the Data Converter will provide the Record Data to the Third Party Distributor in order to enable the Third Party Distributor to assemble and distribute these letters.

            Section 6.06     Matters Related to Prescriptions.  Prior to the Effective Time for each Store, Seller shall use reasonable efforts to fill and deliver to pharmacy customers any partial-fill prescriptions with a remaining quantity balance ("IOU Prescriptions").  For any IOU Prescriptions remaining at the Effective Time for each Store, Seller shall credit the prescription to the customer or to the third-party payer, as appropriate, as of the Effective Time.  Buyer assumes no liability for IOU Prescriptions.  In addition, prior to the Effective Time for each Store, Seller shall reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third-party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after the Effective Time of each Store.

            Section 6.07     Compliance with Law.  The parties agree to comply fully with the provisions of the United States Controlled Substance Act of 1970, as such act may relate to the transfer of the Inventory, and with all applicable Legal Requirements as they may relate to the transfer of the Inventory.  Seller shall notify the appropriate governmental agencies, including the appropriate State Board of Pharmacy or similar office and the regional office of the United States Drug Enforcement Agency ("DEA"), of the transactions contemplated by this Agreement.

            Section 6.08     Restrictive Covenants.  Between the date of this Agreement and twelve (12) months after the last Effective Time for any Store hereunder, neither Seller nor any of its Affiliates shall (i) solicit or recruit any Employee who has been hired by Buyer or (ii) encourage any such Employee to leave the employment of Buyer; provided, that the provisions of this Section 6.08 shall not apply with respect to any Employee who (i) responds to a public advertisement by Seller or (ii) is not hired by Buyer or (iii) is hired by Buyer but subsequently leaves the employ of Buyer.

            Section 6.09     Landlords.  Prior to the Effective Time for each Store, the Seller will use all commercially reasonable efforts (without any obligation of Seller to pay money for such consent other than such amounts specifically due and payable under the terms of the applicable Lease): (i)  to obtain a Landlord Consent and Estoppel Certificate from each landlord under a Lease for an Assumed Lease Store;  and (ii) to obtain a written modification to the use clauses contained within the Leases for Stores #6110 and #6125 so as to permit as an additional permitted use the use of same by Buyer after the Effective Time for each such Store as a "full service retail drug store with licensed pharmacy operation" (collectively the "Two Mandatory Lease Amendments").  Buyer shall not materially adversely interfere with Seller's attempts to obtain the Landlord Consent and Estoppels Certificates, or the Two Mandatory Lease Amendments, and in connection therewith shall comply with the covenants set forth in Section 2.05 of this Agreement.

            Section 6.10     Prescription Count.  Prior to the end of the third business day immediately following the Kickoff Date, Seller shall deliver to Buyer a summary, which shall be certified by Seller as true, correct and complete, of the  average weekly number of prescriptions filled at all Stores in the aggregate during the thirty (30) weeks immediately prior to the Kickoff Date (the "Kickoff Count").  If the Kickoff Count is less than the 18,197 (the average weekly script count for all the Stores in the aggregate provided to Buyer during the evaluation of this transaction in the information memorandum) (the "Evaluation Count") then the following will occur:  (a) if the Kickoff Count is greater than or equal to 90% of the Evaluation Count, then no adjustment will be made to the Non-Inventory Purchase Price; and (b) if the Kickoff Count is less than 90% of the Evaluation Count, then the Non-Inventory Purchase Price will be reduced by a percentage equal to 90% minus the percent that the Kickoff Count is of the Evaluation Account.  By way of example and for purposes of greater clarity, if the Kickoff Count is 75% of the Evaluation Count, than the Non-Inventory Purchase Price will be reduced by 15%.  For purposes of this Agreement, the "Kickoff Date" is that date on which Buyer (i) has notified Seller that Buyer has waived all its right, if any, to terminate this Agreement pursuant to Article VII except as specifically set forth in Section 13.07; and (ii) has provided to Seller written confirmation that to Buyer's Knowledge, Buyer is not aware of any breaches by Seller of any representations, warranties or covenants under this Agreement as of the such date that would give rise to termination rights on behalf of Buyer.  The Kickoff Date shall in no event be less than twenty one (21) calendar days prior to the first Effective Time.

            Section 6.11     Wiring and Equipment Installation.  The Seller agrees that Buyer may, and Seller will, subject to the applicable Lease, give to authorized representatives of Buyer reasonable access, in such manner as not to unduly disrupt normal business activities, to any and all premises and properties related to the Stores so that Buyer may (i) prior to the Effective Time for a Store, pre-wire the Store to facilitate the installation of its satellite, point-of-sale and pharmacy systems equipment in that Store and (ii) at its own risk, store (and prepare for installation) that equipment in each Store at any time after the execution and delivery of this Agreement; provided, however, that Buyer's activities shall be at Buyer's sole risk and shall not interfere with or disrupt the electrical, telephone, check-out or other systems at the Store or otherwise interfere with normal operations at the Store and shall be in compliance with the applicable Lease.  Buyer shall indemnify and hold harmless Seller against any violation or default of any Leased caused by Buyer's actions under this Section 6.11.  Further, if Closing does not occur hereunder, Buyer shall in addition indemnify and hold harmless Seller from any other Liabilities Seller may suffer as a result of Buyer's actions under this Section 6.11.

ARTICLE VII
DUE DILIGENCE; CONDEMNATION; CASUALTY; CONSENTS; ENVIRONMENTAL

            Section 7.01     Premises Defects.  If, on or before the expiration of the Due Diligence Period, Buyer notifies Seller of any Premises Defect,  Seller will have thirty (30) days from the date of receipt of any such notice to cause such Premises Defect to be removed, cured or insured over.  If Seller, in its sole discretion, is unwilling or unable to remove, cure or insure over any Premises Defect within such period, Buyer will notify Seller within five (5) days from the expiration of such period to state whether Buyer will:  (a) elect to waive the Premises Defect, release Seller from any obligation or liability for the Premises Defect, and complete the acquisition of the Purchased Assets in accordance with this Agreement, or (b) terminate this Agreement.  For purposes of this Agreement, "Premises Defect" means  any matter shown in any title commitment or survey or physical report (other than an environmental report) obtained by Buyer for any Assumed Lease Store or Owned Store that (i) as it relates to the condition of the Store has a material adverse effect on the structural integrity of such Store, or (ii) as it relates to any other matter, in the reasonable commercial judgment of Buyer, would materially and adversely affect the ability of Buyer to operate a full service drug store at such Store.  Buyer shall promptly (but in no case less than 3 business days after Buyer's receipt thereof) provide Seller with a copy of each such title commitment or survey or physical report upon receipt of same by Buyer.

            Section 7.02     Lease Amendment.  In the event that Buyer does not receive from the landlord at Store #6103 (as shown on Exhibit A) a lease term extension of at least 10 years by  the end of the Due Diligence Period, Buyer will notify Seller prior to the expiration of the Due Diligence Period whether Buyer will:  (a) elect to waive such lease extension, release Seller from all liabilities and obligations relating to the absence of such extension, and complete the acquisition of the Purchased Assets in accordance with this Agreement, or (b) refuse to purchase the Purchased Assets at either or both of Stores #6103 and #6106,  and refuse to assume the Lease with respect to such Store #6103  and Buyer shall be entitled to deduct from the Non-Inventory Purchase Price the amount set forth opposite each of such Stores #6103 and #6106 on Exhibit A to which Buyer exercises such right.  If Buyer elects to refuse to purchase either or both of Stores #6103 and #6106, the following shall occur:  (i)  such Stores so excluded shall be deemed Remaining Stores and Licensed Stores (and not an Assumed Lease Store or File Buy Store) under Section 11.15, and Seller shall have the right to use the "Pharm" name at such locations pursuant to Section 11.15; and (ii) Seller shall have the ability to continue to operate such excluded Stores without any restriction imposed hereunder, including any restrictions set forth in Section 11.05 of this Agreement.

            Section 7.03     Casualty.

            (a)        Assumed Lease Store or Owned Store.

                        (i)         If prior to the Kickoff Date, any material portion (as determined by Buyer in the exercise of its reasonable commercial judgment) of the Store premises and/or Purchased Assets at the applicable Assumed Lease Store or Owned Store is damaged or destroyed by fire or any other casualty (a "Material Casualty"), Seller will promptly give notice of the same to Buyer.  Seller will have thirty (30) days from the date of receipt of any such notice to repair such

Material Casualty to the condition of such Store prior to such Material Casualty.  If Seller, in its sole discretion, is unwilling or unable to repair such Material Casualty within such period, Buyer will notify Seller within five (5) days from the expiration of such period to state whether Buyer will elect, as its sole remedy, to either:  (a) waive the Material Casualty, release Seller of any obligation or liability with respect to the Material Casualty, and complete the acquisition of the Purchased Assets at such Store in accordance with this Agreement, or (b) terminate this Agreement.

                        (ii)        If after the Kickoff Date but prior to the Effective Time for an Assumed Lease Store or Owned Store there is a Material Casualty, Seller will promptly give notice of the same to Buyer.  Buyer will notify Seller within five (5) days of such notice by Seller to state whether Buyer will elect, as its sole remedy, to either:  (a) waive the Material Casualty, release Seller of any obligation or liability with respect to the Material Casualty, and complete the acquisition of the Purchased Assets at such Store in accordance with this Agreement, or (b) refuse to purchase the Purchased Assets and assume the Lease (or enter into the New Lease, as the case may be) with respect to such Store that is the subject of the Material Casualty and (i) Buyer shall be entitled to deduct from the Non-Inventory Purchase Price the amount set forth opposite such Store on Exhibit A, (ii) such Stores so excluded shall be deemed Remaining Stores and Licensed Stores (and not an Assumed Lease Store or File Buy Store) under Section 11.15, and Seller shall have the right to use the "Pharm" name at such locations pursuant to Section 11.15; and (iii) Seller shall have the ability to continue to operate such excluded Stores without any restriction imposed hereunder, including any restrictions set forth in Section 11.05 of this Agreement.

                        (iii)       If Buyer elects to waive the Material Casualty in accordance with this Section 7.03(a), or if less than a material portion (as determined by Buyer in the exercise of its reasonable commercial judgment) of the Purchased Assets are so damaged or destroyed, Buyer will be entitled to the benefits of all insurance proceeds and claims relating to any such fire or casualty loss (except business interruption insurance) and Seller will at or prior to Store Closing with respect to such Store assign to Buyer all such insurance proceeds and claims.  Seller will inform Buyer of any negotiations with respect to insurance claims involving any damaged Purchased Assets, will permit Buyer to take part therein, and will not settle any such claims without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and if there is any deductible or self insurance retention, Buyer shall pay it.

            (b)        File Buy Stores.  If prior to the applicable Effective Time, there is a Material Casualty (as determined by Buyer in the exercise of its reasonable commercial judgment) at a File Buy Store, then Seller will promptly give notice of the same to Buyer and the parties will immediately proceed to close the sale and purchase of the Purchased Assets applicable to such File Buy Store; provided that any such closing shall in no way act as a waiver of any rights or privileges, alter any time periods, or otherwise have any effect whatsoever on the provision of this Agreement with respect to the other Stores and the closing of the contemplated transactions with respect to such other Stores.  Buyer shall not be entitled to any insurance proceeds for such Store.  Notwithstanding the foregoing, Buyer shall not be obligated to close the purchase of the Purchased Asset contained within Store 6106 even if a Material Casualty has occurred until it has closed the purchase of the Purchased Assets within Store 6103.

            Section 7.04     Condemnation.

            (a)        If prior to the Kickoff Date, any authority having the right of eminent domain commences negotiations or commences legal action for the damaging, taking or acquiring of the leased premises or any Appurtenances thereto (as the same is defined in the applicable Lease or New Lease) at any Store or any material portion (as determined by Buyer in the exercise of its reasonable commercial judgment) thereof, by condemnation or by exercise of the right of eminent domain (a "Material Taking"), Seller will promptly give notice of the same to Buyer.  Buyer will notify Seller within five (5) days from the notice by Seller to state whether Buyer will elect, as its sole remedy, to either:  (i) waive the Material Taking, release Seller of any obligation or liability with respect to the Material Taking, and complete the acquisition of the Purchased Assets in accordance with this Agreement, or (ii) or terminate this Agreement.

            (b)        If after the Kickoff Date but prior to the Effective Time for an Assumed Lease Store or Owned Store there is a Material Taking, Seller will promptly give notice of the same to Buyer.  Buyer will notify Seller within five (5) days of such notice of whether Buyer will elect, as its sole remedy, to either:  (i) waive the Material Taking, release Seller of any obligation or liability with respect to the Material Taking, and complete the acquisition of the Purchased Assets at such Store in accordance with this Agreement, or (ii) refuse to purchase the Purchased Assets and assume the Lease (or enter into the New Lease, as the case may be) with respect to such Store that is the subject of the Material Taking and (x) Buyer shall be entitled to deduct from the Non-Inventory Purchase Price the amount set forth opposite such Store on Exhibit A, (y) such Stores so excluded shall be deemed Remaining Stores and Licensed Stores (and not an Assumed Lease Store or File Buy Store) under Section 11.15, and Seller shall have the right to use the "Pharm" name at such locations pursuant to Section 11.15; and (z) Seller shall have the ability to continue to operate such excluded Stores without any restriction imposed hereunder, including any restrictions set forth in Section 11.05 of this Agreement.

            (c)        If Buyer does not elect to terminate this Agreement pursuant to Section 7.04(a)(ii), does not exclude the applicable Store or Stores pursuant to Section 7.04(b)(ii), or if the taking is not material (as determined by Buyer in the exercise of its reasonable commercial judgment), then upon Effective Time for such Store, Buyer will be entitled to the benefits of all awards, claims, settlement proceeds, and other proceeds payable by reason of any such taking, and Seller will assign to Buyer all awards, claims, settlement proceeds, or other proceeds payable by reason of any such taking.  In the event of any negotiations with respect to any of the Purchased Assets, the Assumed Lease Stores or the Owned Store with any authority regarding settlement on account of any taking, Seller will inform Buyer of all such negotiations, will permit Buyer to take part therein, and will not enter into any settlements thereof without Buyer's prior written consent.

            Section 7.05     Landlord Consents and Two Mandated Lease Amendments.  If, between the date hereof and the expiration of the Due Diligence Period, Seller does not receive a landlord consent to assignment for an Assumed Lease Store, or Seller has not obtained the Two Mandatory Lease Amendments, Seller shall notify Buyer in writing within two (2) days after the expiration of the Due Diligence Period of such fact and Seller will have an additional five (5) business days from the date of delivery of any such notice to cause such landlord to give such consent and/or obtain such Two Mandatory Lease Amendments (or to have either of the foregoing insured over in a commercially reasonable manner acceptable to Buyer).  If Seller, in its sole discretion, is unwilling or unable to obtain such consent or insure over the lack of such consent within such period or obtain the Two Mandatory Lease Amendments or insure over the lack of either Amendment in a commercially reasonable manner acceptable to Buyer, Buyer will notify Seller within five (5) days from the expiration of such period to state whether Buyer will:  (a) elect to waive such requirement, release Seller from all liabilities and obligations relating to the absence of such consent and/or Amendment, and complete the acquisition of the Purchased Assets in accordance with this Agreement, or (b) terminate this Agreement.

            Section 7.06     Environmental.  Within ten (10) days after the date hereof, Buyer may cause to be commenced a study and report (the "Phase I") to be prepared and completed prior to the Due Diligence Deadline describing the presence, if any, of any toxic or hazardous substances and/or materials including, but not limited to, the existence of any underground storage tanks and/or asbestos located in, under or about each of the Assumed Lease Stores and the Owned Stores by one or more  environmental engineering firms acceptable to Buyer ("Buyer's Environmental Consultant").  Such reports shall conform to American Society for Testing Materials Standard E1527-05 for Phase I.  If recommended by any Phase I, Buyer shall have thirty (30) days following its receipt of the Phase I to cause a Phase II Assessment to be completed (the "Phase II").  If a Phase II is not affirmatively recommended in the Phase I or if Buyer does not cause a Phase II to be completed within the timeframe set forth above, Seller shall have no further obligations to provide access to Buyer in connection with environmental studies and due diligence under this Section 7.06 as to such Assumed Lease Stores or the Owned Stores.  If any toxic or hazardous substance or materials, asbestos, lead containing materials or underground storage tanks is disclosed by any Phase I or Phase II as to which (i) Remediation (defined below) is required by Environmental Law to be performed by Seller (or if the transaction closes, would be required to be performed by Buyer) then Seller shall, within (5) days after receipt of notice from Buyer thereof, inform Buyer if Seller, in its sole discretion, shall commence and diligently pursue the removal, remediation or disposal of any such toxic or hazardous substance or material, asbestos, lead containing materials or underground storage tanks in the manner required by Environmental Law ("Remediation").  If Seller, in its sole discretion, is unwilling or unable to perform such Remediation, Buyer will notify Seller within five (5) days from the expiration of such period to state whether Buyer will:  (a) elect to waive any such environmental condition and the Remediation related thereto, release Seller from any obligation or liability for the environmental condition and the Remediation related thereto, and complete the acquisition of the Purchased Assets in accordance with this Agreement, or (b) terminate this Agreement.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby will be subject to the satisfaction or the waiver by Buyer, at or prior to the applicable Effective Time, of the following conditions:

            Section 8.01     Representations and Warranties.  The representations and warranties of Seller contained in this Agreement, the Exhibits and Schedules hereto, or in any other document delivered pursuant hereto or in connection herewith, shall have been true and correct in all material respects on the date such representations and warranties were made, and at the applicable Effective Time, as though made on and as of the applicable Effective Time; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualifier shall have been true and correct in all respects as of the date made and shall be true and correct in all respects as of the applicable Effective Time, and Seller will have delivered to Buyer a certificate to such effect signed by an authorized officer of Seller.

            Section 8.02     Performance of Covenants, Agreements and Obligations.  Each covenant, agreement and obligation of Seller to be performed on or before the applicable Effective Time pursuant to the terms and specific provisions of this Agreement, including but not limited to the delivery of each document or instrument required to be delivered by Seller under the Agreement, will have been duly performed in all material respects on or before the applicable Effective Time, and at the Closing, Seller will have delivered to Buyer a certificate to such effect signed by an authorized officer of Seller; provided, however, the obligation of Seller to deliver any closing document hereunder with respect to any Store shall be completed at the Store Closing for each Store.

            Section 8.03     Prohibitions.  No claim, action, suit, investigation, arbitration or legal or other proceeding or governmental investigation will be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

            Section 8.04     Authority.  All actions required to be taken by, or on the part of Seller, to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will have been duly and validly taken by the Board of Directors of Seller.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to effect the transactions contemplated hereby will be subject to the satisfaction or the waiver by the Seller, at or prior to the applicable Effective Time, of the following conditions:

            Section 9.01     Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto shall have been true and correct in all material respects on the date such representations and warranties were made, and at the applicable Effective Time, as though made on and as of the applicable Effective Time; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualifier shall have been true and correct in all respects as of the date made and shall be true and correct in all respects as of the applicable Effective Time, and Buyer will have delivered to Seller a certificate to such effect, signed by an authorized officer of Buyer.

            Section 9.02     Performance of Covenants, Agreements and Obligations.  Each covenant, agreement and obligation of Buyer to be performed on or before the applicable Effective Time pursuant to the terms and specific provisions of this Agreement, including but not limited to the delivery of each document or instrument required to be delivered by Buyer under the Agreement, will have been duly performed in all material respects on or before the applicable Effective Time and Buyer will have delivered to Seller a certificate to such effect, signed by an authorized officer of Buyer; provided, however, the obligation of Buyer to deliver any closing document hereunder with respect to any Store shall be completed at the Store Closing for each Store.

            Section 9.03     Prohibitions.  No claim, action, suit, investigation, arbitration or legal or other proceeding or governmental investigation will be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

            Section 9.04     Authority.  All actions required to be taken by, or on the part of the Buyer to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will have been duly and validly taken.

ARTICLE X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

            Section 10.01   Survival of Warranties.  Except as expressly set forth herein, the representations and warranties of the parties hereto contained herein or in any document required to be delivered pursuant hereto for such Purchased Asset at such Store shall survive the Effective Time for such Store until eighteen months after such Effective Time for such Store; provided that (a) the representations and warranties set forth in Sections 5.08 and 5.20 shall survive for a period ending six (6) months after the expiration of the applicable statute of limitations and (b) the representations and warranties set forth in Sections 4.02, 4.06, 5.02, 5.06,  5.15 and 5.21 shall survive indefinitely.  Unless a shorter time period is specified in this Agreement, the covenants and agreements of the parties hereto contained herein shall survive indefinitely.  Notwithstanding the preceding sentence, all claims relating to Buyer's obligations to satisfy the Assumed Obligations under this Agreement and Seller's obligation to satisfy the Excluded Obligations under this Agreement shall survive until the expiration of all applicable statutes of limitations, as the same may be extended or waived.  Any right of indemnification pursuant to this Article X with respect to a breach or a claimed breach of a covenant, agreement, representation or warranty or otherwise will expire on the applicable date described in the preceding sentences, unless, on or prior to such date, written notice asserting such breach, and setting forth in reasonable detail a description of and (to the extent capable of being calculated or determined) a reasonable estimate of the amount involved in such breach, has been given to the party from whom indemnification is sought in which event such right of indemnification shall continue with respect to, and only with respect to, the claimed breach for which notice was received within the applicable limitations period.

            Section 10.02   Indemnification by Seller.  Seller, except for any prior knowledge obtained by Buyer as a result of any inspection or investigation on the part of Buyer prior to the date of this Agreement and except as otherwise provided in this Agreement, hereby agrees to indemnify and hold harmless the Buyer against and in respect of any loss, claim, liability, deficiency, obligation, fines, penalties, costs, expenses (including costs of investigation and defense and reasonable fees and costs of attorneys) and damages (collectively "Liabilities") arising, directly or indirectly, from or in connection with any of the following:

            (a)        (i) any breach of a representation or warranty in this Agreement on the part of Seller, or (ii) any breach or non-fulfillment of any agreement or covenant in this Agreement on the part of Seller;

            (b)        any Liabilities which may be suffered by or asserted against the Buyer or the Purchased Assets arising at any time in connection with Seller's ownership or operation of the Purchased Assets or the Stores prior to the Effective Time for each Store;

            (c)        all Liabilities of Seller (including but not limited to product liability claims arising out of sales made by Seller prior to the Effective Time for each Store), or claims against Seller or against Buyer (to the extent the same arises out of Seller's performance of, or failure to perform, the transactions contemplated by this Agreement), of every kind and description, regardless of how and when the same may have arisen, including but not limited to the Excluded Obligations, except for the liabilities and obligations which are Assumed Obligations;

            (d)        all claims against, or claims of any interest in, or of a lien upon, any or all of the Purchased Assets to be transferred hereunder by Seller to Buyer, which arise in connection with events, acts, omissions, or circumstances occurring or existing prior to the Effective Time for each Store (other than Permitted Encumbrances); and

            (e)        all actions, suits, proceedings, demands, assessments, judgments, attorneys' fees, costs and expenses incident to the foregoing.

            Section 10.03   Indemnification by Buyer.  Buyer, except for any prior knowledge obtained by Seller as a result of any inspection or investigation on the part of Seller prior to the date of this Agreement or as otherwise provided in this Agreement, hereby agrees to indemnify and hold harmless the Seller against and in respect of any Liabilities arising, directly or indirectly, from or in connection with any of the following:

            (a)        (i) any breach of a representation or warranty in this Agreement on the part of Buyer, or (ii) any breach or non-fulfillment of any agreement or covenant in this Agreement on the part of Buyer;

            (b)        any Liabilities which may be suffered by or asserted against the Seller or the Purchased Assets arising at any time in connection with Buyer's ownership or operation of the Purchased Assets or the Stores following the Effective Time for each Store;

            (c)        any Liabilities which may be suffered by or asserted against Seller arising in connection with Buyer's failure to perform its obligations with respect to the Assumed Obligations; and

            (d)        all actions, suits, proceedings, demands, assessments, judgments, attorneys' fees, costs and expenses incident to the foregoing.

            Section 10.04   Limitations of Indemnity.  Notwithstanding any provisions herein to the contrary:

            (a)        Time Limitations.  Neither party will be liable to the other party for any claim based on a misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement herein for which it has not received written notice prior to the expiration dates set forth in Section 10.01.  Notwithstanding the foregoing, the limitations set forth in this Section 10.04(a) shall not apply to any breaches of Sections 4.02, 4.06, 5.02, 5.06,  5.15 and 5.21 each of which shall be perpetual.

            (b)        Monetary Limitations.

                        (i)         No claim may be made against Seller for indemnification pursuant to Sections 10.02(a)(i) unless and until the aggregate of all claims for indemnification by Buyer pursuant to Section 10.02(a)(i) shall exceed $100,000 (the "Threshold Amount"), in which event Seller shall be liable for all Liabilities from dollar one; it being understood and agreed that the foregoing Threshold Amount shall not apply to claims for indemnification relating to Excluded Obligations, in each case for which Seller shall be responsible from dollar one, whether or not the Threshold Amount has been reached;

                        (ii)        Buyer shall have no liability for its indemnification obligations under Section 10.03(a)(i) until the aggregate amount of all Liabilities incurred by the Seller equals or exceeds the Threshold Amount, in which event Buyer shall be liable for all Liabilities from dollar one; it being understood and agreed that the foregoing Threshold Amount shall not apply to claims for indemnification relating to Assumed Liabilities, in each case for which Seller shall be responsible from dollar one, whether or not the Threshold Amount has been reached;

                        (iii)       For the purposes of this Section 10.04(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall take into account any insurance proceeds or other monetary compensation recovered or recoverable by the indemnified party.  In no event shall any party be liable for indemnification hereunder in an amount exceeding 50% of the Non-Inventory Purchase Price; and

                        (iv)       Notwithstanding the foregoing, the limitations set forth in this Section 10.04(b) shall not apply to (A) any breaches of Sections 4.02, 4.06, 5.02, 5.06 and 5.21, (B) any intentional misrepresentation or gross negligence on the part of an indemnifying party or (C) any claims arising under or governed by Section 12.01.

            (c)        Mitigation of Damages.  The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder.

            Section 10.05   Notice.  Promptly and in no event later than ten (10) business days after acquiring knowledge of any damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, assessment, audit, judgment, or claim against which Seller has agreed to indemnify Buyer or against which Buyer has agreed to indemnify Seller, Seller or Buyer, as the case may be, will give to the other party written notice thereof in the manner set forth in Section 14.01;

provided, that the failure by any party to provide such notice shall not impair such party's rights to indemnification hereunder, except to the extent the indemnified party is prejudiced.

            Section 10.06   Third Party Claims.  With respect to each third party claim subject to this Article X (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") shall give prompt notice to the indemnifying party (the "Indemnifying Party") of the Third Party Claim in accordance with Section 10.05.  The Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party within ten (10) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim.  If it assumes the defense of a Third Party Claim then the Indemnifying Party shall select counsel of its choosing to conduct the defense.  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, (i) unless the settlement or judgment is solely for money damages and/or such equitable relief as would not have a material adverse effect on the Indemnified Party or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld.  The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense.  If the Indemnifying Party does not elect to assume the defense of any Third Party Claim in accordance with the terms of this Section 10.06, then the Indemnified Party shall be entitled to conduct its own defense of the Third Party Claim.  Notwithstanding anything to the contrary, under no circumstances shall the Indemnifying Party be liable to the Indemnified Party for the costs of multiple counsel to the Indemnified Party.  The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.

ARTICLE XI
CONDUCT OF THE PARTIES AFTER CLOSING

            Section 11.01   Cooperation.  Buyer and Seller will cooperate after the Effective Time for each Store in effecting the orderly transfer of the Purchased Assets at the applicable Store to Buyer.  Without limiting the generality of the foregoing, Seller, at the request of Buyer without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer reasonably requested by Buyer, will sign any documents reasonably necessary to ensure that, pursuant to the terms of this Agreement, all of the right, title and interest in and to the Purchased Assets, the Leases, and the New Leases vests in Buyer, will cooperate to all reasonable extents in the conduct of litigation and the processing and collection of insurance claims, and will take such other actions as may reasonably be required to convey and deliver more effective to Buyer the Purchased Assets and the Leases and the New Leases or to confirm and perfect Buyer's title thereto, as contemplated by this Agreement.  In addition, except as otherwise provided in this Agreement, Seller agrees to take all reasonable action in order to enforce any rights it has against any third parties related to the transactions contemplated by this Agreement.

            Section 11.02   Access to Books and Records.  As long as Buyer retains the books and records of Seller's business acquired by Buyer hereunder, it will provide Seller with reasonable access during customary business hours to such books and records for any non-competitive purpose and as long as Seller retains the books and records of Seller's business retained by Seller hereunder, Seller will provide Buyer with reasonable access during customary business hours to such books and records for any non-competitive purpose.  Prior to the disposal of any such books and records by any party hereto, such party shall use commercially reasonable efforts to provide sixty (60) days' prior written notice to the other party and shall relinquish possession of such books and records to such other party upon receipt of a written request therefor within the sixty (60) day time period.

            Section 11.03   Licenses.  Buyer will promptly apply for the appropriate DEA licenses, Board of Pharmacy permits, and Ohio Division of Liquor Control permits and agency contracts, for use at the Assumed Lease Stores and the Owned Stores.  Subject to the approval of the applicable authorities, Seller agrees to: (a)  permit Buyer to operate at the Assumed Lease Stores and the Owned Stores under Seller's DEA license and Board of Pharmacy permits from the Effective Time for such Store until the earlier of (i) twelve weeks after the Effective Time for such Store, or (ii) such time as the licenses and permits have been issued pursuant to Buyer's applications therefore; and (b) if the  alcohol inventory cannot be transferred  as of the Applicable Effective Time and must be delayed until Buyer obtains the requisite permits  and agency agreements, permit Buyer to operate the Assumed Lease Stores and the Owned Stores under Seller's applicable permits and agency contracts from the Ohio Division of Liquor Control pursuant to management agreements mutually agreeable to the parties; provided, however, that for both (a) and (b) above, Buyer shall indemnify and hold harmless Seller against all liabilities of Seller arising from Buyer's operation under Seller's DEA licenses and Board of Pharmacy permits, the use of any of the powers granted under the Powers of Attorney attached hereto, and Buyer's operation under the Seller's permits and agency contracts from the Ohio Division of Liquor Control.  The foregoing indemnification obligation of the Buyer shall survive the closing of the transactions contemplated by this Agreement until the expiration of all applicable statutes of limitations.  At the Effective Time for each Store, Seller shall provide the Buyer with all applicable Powers of Attorney required to be provided pursuant to applicable DEA regulations in connection with the Buyer's purchase of the Inventory which shall be substantially in the form of Exhibit G attached hereto. Buyer and Seller acknowledge and agree that the limitations of indemnity contained in Section 10.04 shall have no application to the indemnity provided by this Section 11.03.

            Section 11.04   Access to Prescription Files.  In the event Seller must re-file a third party claim for a third party prescription sale reimbursement, or, if for any other noncompetitive business purpose, Seller requires access to the Prescription Files, the Buyer will provide authorized representatives of Seller reasonable access after the Effective Time for the applicable Store, at mutually agreeable times during normal business hours, to such Prescription Files.  Any such review shall be conducted so as not to interfere with Buyer's normal business activities.

            Section 11.05   Non-Competition; Non-Solicitation.

            (a)        During the Restrictive Period, Seller will not, and shall cause its Affiliates to not, directly or indirectly (including as a member, agent, shareholder or investor of any Person or in any other capacity), either alone or in conjunction with any other Person, (i) in any manner participate or engage in the ownership, management, operation, or control of, form, acquire, invest in, finance, own, operate, manage, join, assist, support, or provide products or services to or for, or provide financial or other assistance to a Restricted Business in the Restricted Territory (as hereinafter defined), (ii) have any direct or indirect ownership interest in

(other than through the ownership of 10% or less of any class of securities registered on a recognized stock exchange or dealer quotation system provided the applicable Person does not otherwise participate in the activities of such Person) a Person that operates a Restricted Business in the Restricted Territory, (iii) knowingly permit such Seller's or its Affiliate's name, including "The Pharm" or any part, combination or derivation thereof, to be used in connection with or otherwise knowingly lend assistance (financial or otherwise) to any Person, in each case in any Restricted Business in the Restricted Territory or (iv) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer  within the Restricted Territory to reduce or discontinue its business or solicit, divert, take away, or attempt to solicit, divert, or take away any trade, clients, customers, business, or goodwill or otherwise compete for accounts or personnel within the Restricted Territory;

            (b)        With respect to each of the File Buy Stores, Seller shall not, and shall ensure that none of its Affiliates shall, enter into any sublease under nor make an assignment of the Lease applicable to a File Buy Store if such sublease or assignment would, or could reasonably be expected to, result in a breach of any of the restrictive covenants set forth in this Section 11.05.

            (c)        For purposes of this Section 11.05:

                        (i)         "Restricted Business" means any retail pharmacy, long term care (including assisted living) or any other business or enterprise that requires a license from the Ohio Board of Pharmacy;

                        (ii)        "Restrictive Period" means the period beginning at the latest Effective Time for any Store hereunder and continuing for a period of five (5) years; and

                        (iii)       "Restricted Territory" means (A) anywhere within a ten (10) mile radius of Stores 6112 and 6123; and (B) anywhere within a five (5) mile radius of any of the other Stores.

            (d)        If any provision contained in this Section 11.05 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 11.05, but this Section 11.05 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 11.05 is held to cover a geographic area or to be of a length of time which is not permitted by applicable Legal Requirements, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect.  Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 11.05 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Legal Requirements.

            (e)        The Seller agrees that a violation of this Section 11.05 will cause irreparable injury to the Buyer, and the Buyer will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining the

Seller or its Affiliates from doing or continuing to do any such act and any other violations or threatened violations of this Section 11.05, and the Seller consents to the entry thereof.  In the event that the Seller or any of its Affiliates is found to have breached any covenant in this Section 11.05 the time period provided for in that covenant shall be tolled (i.e., it shall not run) for so long as the Seller was in violation of that covenant.

            (f)         Notwithstanding the restrictions set forth in this Section 11.05, Seller and its Affiliates shall have the ability to (and such actions shall not constitute a violation of this Section 11.05), during the Restrictive Period: (i) distribute on a wholesale basis grocery, pharmacy, drug and related products to any current or future retail store customer (who is not an Affiliate of Seller) in the Restricted Territory or which subsequently locates in the Restricted Territory (other than, during the Restricted Period, pharmaceutical products to retail store customers that subsequently locate in a File Buy Store); (ii) operate each of the File Buy Stores, without pharmacy operations, for a period not to exceed ninety (90) days after the Effective Time for such Store to allow for the sell-down of the Excluded Inventory; (iii)  if the New Lease for any Owned Store or Owned Real Property has expired or otherwise been terminated for any reason other than the landlord's default or due to a casualty and/or condemnation under the express terms of such New Lease, lease or sell any such Owned Store and Owned Real Property for any purpose whatsoever or operate any business whatsoever at any such Owned Store or Owned Real Property; (iv) if Buyer's right to occupancy at a Store at which the Buyer has assumed the Lease is terminated such that Seller is held liable by such landlord thereunder for any remaining term, Seller may thereafter lease or sublease such property for any purpose whatsoever or operate any business whatsoever at any such Store, (v) lease or sell, all or part of, the Maumee warehouse complex that Seller and/or its Affiliates currently own for any distribution or warehousing purpose whatsoever; and/or (vi) acquire any Person or the assets of any Person that conducts a Restricted Business within the Restricted Area if in the calendar year prior to the acquisition, the revenues of the acquired Person or the revenues of the acquired assets of the Person from pharmacy sales do not constitute more than 20% of the total revenues of the acquired Person or the acquired assets of the Person.   The parties acknowledge and agree that if Seller or its Affiliates acquire a Person in compliance with subsection (vi) above, that Seller or such Affiliate may continue to operate any Restricted Business as part of the acquired Person without violating this Section 11.05, but may not (x) start up an in-store Restricted Business in the Restrictive Period with respect to such acquired Person or assets if one did not exist at the time of such acquisition or (y) acquire another pharmacy operation (including the purchase of prescription files only) and move such operations or prescription files to such location.

            Section 11.06   Signage.  Following the Effective Time for each Store, Buyer shall be entitled, at its expense, to remove and dispose of all signage from the interior and the exterior of such Assumed Lease Stores and the Owned Stores. With respect to the File Buy Stores, Seller shall permit Buyer, seven (7) days prior to the Effective Time for such Store to place a sign at each of the following locations advising customers that the prescription files will be transferred to a specified location of Buyer: (i) the front entrance, (ii) drive-thru locations (as applicable), and (iii) within each Store's pharmacy department.

            Section 11.07   Use of Pharmacy Systems.  The Seller and the Buyer shall cooperate in an attempt to complete a file conversion of the Seller's pharmacy records to Buyer's pharmacy computer system utilizing an outside service.  The outside service's charges shall be the responsibility of the Buyer.

            Section 11.08   Protected Health Information.  In the event that the file conversion cannot be reasonably accomplished prior to the Effective Time with respect to a Store or less than all years of pharmacy records that are required to be kept by Legal Requirements are converted prior to the Effective Time with respect to a Store, then as of the applicable Effective Time for such Store, Seller will provide  Buyer with a hard copy printout (or computer disk) of the patients' prescription history for the last two years.  Within two (2) days after the Effective Time with respect to each such Store, Seller shall provide Buyer with a supplemental printout of patient histories for all prescriptions filled from the time of printing the foregoing hard copy printout to the official close of business of each Store.

            Section 11.09   HIPAA Privacy Standards.  After the Effective Time for each Store, Buyer shall use commercially reasonable efforts to make Seller's Prescription Files and records available for access to patients and disclosure to other authorized third parties in accordance with the HIPAA privacy standards (hereinafter "HIPAA Privacy Standards") and other applicable Legal Requirements. The Seller acknowledges and agrees that notwithstanding the foregoing, Buyer shall not assume any legal obligations of the Seller under the HIPAA Privacy Standards relating to uses and disclosures of protected health information made prior to the Effective Time with respect to the applicable Store.  All inquiries relating to patient rights under HIPAA Privacy Standards relating to uses or disclosures of health information made prior to the Effective Time for the applicable Store shall be forwarded to Seller or its designated agent for handling.

            Section 11.10   Confidential Information.  The parties covenant and agree that each shall not and that each shall use reasonable efforts to ensure that its Affiliates do not, divulge to any Person any Confidential Information of the other party, the Purchased Assets and the Stores. For purposes of this Agreement, "Confidential Information" means, with respect to any Person, information regarding such Person that is not previously disclosed to the public or to the trade and includes information regarding, facilities, strategies, methods, trade secrets and other intellectual property, software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects, or opportunities; and "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, joint venture, association, whether or not a legal entity, and any Governmental Body.

            Section 11.11   Further Assurances.  The parties agree to take all steps and shall execute and deliver to other party such instruments as the parties may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated by this Agreement.

            Section 11.12   Remittance.  The parties agree that (a) in the event Buyer receives payment from any parties for services rendered by Seller before the Effective Time with respect to the Stores (including payment from Medicare and Medicaid programs), Buyer will remit such payment to Seller as soon as reasonably practicable after receipt thereof promptly, and (b) in the event Seller receives payment from any parties for services rendered by Buyer after the Effective Time with respect to the Stores (including payment from Medicare and Medicaid programs), Seller will promptly remit such payment to Buyer as soon as reasonably practicable after receipt thereof.

            Section 11.13   Taxes.  Subject to any prorations specifically set forth in this Agreement, Seller shall be liable for and shall pay all taxes (whether assessed or unassessed) applicable to the Purchased Assets, in each case attributable to periods (or portions thereof) ending prior to the Effective Time for such Purchased Asset.  Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Stores or the Purchased Assets, in each case attributable to periods (or portions thereof) beginning on or after the Effective Time for such Purchased Asset.  Notwithstanding the foregoing, any tax (including a sales tax, use tax, real property transfer or gains tax, or documentary stamp tax) attributable to the sale or transfer of the Purchased Assets shall be paid by Seller.

            Section 11.14   Collective Bargaining Matters.  Nothing in this Agreement prohibits or restricts Buyer from setting its own initial terms and conditions of employment for any Employee it determines to hire, including work rules, benefits and salary and wage structure, all as permitted by applicable Legal Requirements.  Seller acknowledges and agrees that Buyer is not obligated to assume any Excluded Obligations with respect to any collective bargaining agreements under this Agreement.  Seller shall be solely liable for any severance payments required to made to Employees due to the consummation of the transactions contemplated by this Agreement and any "effects" bargaining legal obligations of Seller and any obligations resulting or arising therefrom.

            Section 11.15   License.  Seller retains, and Buyer hereby grants to Seller, a perpetual (subject to the temporal restrictions contained in this Section 11.05), royalty-free, fully paid-up irrevocable right (subject to the use restrictions contained in this Section 11.05) and license, which Seller may sublicense to its Affiliates, to use the Marks in connection with the operation by Seller and its Affiliates of their other stores located in Adrian, Michigan and Sandusky Ohio (each a "Remaining Store" and collectively the "Remaining Stores") that currently use the Marks and the File Buy Stores (the Remaining Stores collectively with the File Buy Stores, the "Licensed Stores").  Seller acknowledges and agrees that it shall: (a) not use any of the Marks with respect to any stores other than the Licensed Stores; (b) not transfer this license to any unaffiliated third party; and (c) not use the Marks in connection with the operation of the File Buy Stores after the expiration of the 90 day period following the Effective Time for such File Buy Stores for the sell-off of Excluded Inventory at such File Buy Stores and further agrees that the license granted to each Remaining Store by this Section 11.15 shall automatically be terminated, revoked, and of no further force or effect upon the sale, transfer or closure of such Remaining Store.

ARTICLE XII
BROKERAGE; EXPENSES

            Section 12.01   Brokerage.  Seller agrees to hold Buyer harmless with respect to any liability for brokerage fees, commissions, finders' fees, or other such fees claimed by any broker, agent, finder, or consultant engaged by Seller in connection with the transactions contemplated herein.  Buyer agrees to hold Seller harmless with respect to any liability for brokerage fees, commissions, finders' fees, or other such fees claimed by any broker, agent, finder, or consultant engaged by Buyer in connection with the transactions contemplated herein.  Buyer and Seller acknowledge and agree that the limitations of indemnity contained in Section 10.04 shall have no application to the indemnity provided by this Section 12.01.

            Section 12.02   Transactional Expenses.  Except as otherwise expressly provided in this Agreement, the parties agree to bear their fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof including without limitation, the fees and expenses of their counsel, accountants and other experts.

ARTICLE XIII
TERMINATION

            Section 13.01   Termination by Mutual Consent.  On or prior to the Closing, Buyer and Seller may terminate this Agreement by joint execution of an instrument to such effect.  Subject to the provisions of such instrument terminating this Agreement, no party will have any liability to the other party hereunder in the event of any termination of this Agreement pursuant to this Section.

            Section 13.02   Termination Attributable to Default.  If either Buyer, on the one hand, or Seller, on the other hand, breaches any representations or warranties or defaults in the due and timely performance of any covenants or agreements under this Agreement in any material respect that would result in the failure of a condition set forth in Article VIII or IX as applicable, the non-defaulting party may give notice of termination to the defaulting party in the manner provided in Section 14.01.  The notice shall specify with particularity the defaults on which this notice is based.  The termination shall be effective ten (10) business days after service unless the specified defaults have been cured on or before the effective date of termination.  Termination pursuant to this Section shall relieve the non-defaulting party from any obligations under this Agreement but shall not relieve the defaulting party from liability for damages or other available remedies by reason of a knowing or willful breach of this Agreement prior to termination.

            Section 13.03   Termination by Buyer.  Buyer shall have the right to terminate this Agreement in accordance with Article VII of this Agreement.

            Section 13.04   Termination Date.  Either Buyer or Seller may terminate this Agreement if the Closing shall not have occurred  by the Termination Date.  For purposes hereof "Termination Date"  means 11:59 p.m. Eastern Standard Time on that date which is 180 days after the date of this Agreement.

            Section 13.05   Impossibility.  Either Buyer or Seller may terminate this Agreement if the obligations of the other party hereto shall have become incapable of fulfillment and such obligation is not waived by the party to whose benefit such obligation runs; provided, however, that neither party shall have the ability to terminate this Agreement pursuant to this Section 13.05 in the event the applicable obligation cannot be fulfilled as a result of a covenant or agreement of the party seeking to terminate.

            Section 13.06   Results of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in this Article XIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to any other party under this Agreement, except for the provisions of Article XIV, which shall continue in full force and effect following any termination and except that nothing herein shall relieve any party from liability for any knowing or willful breach of this Agreement prior to such termination.

            Section 13.07   No Termination after Kick-Off Date.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have the right to terminate this Agreement after the Kick-Off Date pursuant to the provisions of Article VII or Section 13.03, or pursuant to any other provision in this Agreement based on the covenants and agreements set forth in Article VII.  The foregoing notwithstanding, Seller acknowledges and agrees that neither the forgoing nor anything else in this Agreement alters, amends or negates Buyers rights and ability to exclude a given Store (including the Purchased Assets located at such Store and, to the extent applicable, the Lease for such Store) from the scope of this Agreement pursuant to and in accordance with the provisions of any or all as the case may be, of Section 7.02, Section 7.03, and Section 7.04.

ARTICLE XIV
MISCELLANEOUS

            Section 14.01   Notices.  All notices, requests, demands and other communications hereunder shall be in writing and will be deemed given if delivered either personally or by sending a copy thereof by fax (facsimile) transmission or by telex or (with answer back received), and confirmed by express mail sent via recognized overnight courier, all charges prepaid, to such party's address (or to such party's telex or fax number).  Notices will be deemed to have been given to the person entitled thereto when received.

If to Seller:

Spartan Stores, Inc. 850 76th Street, S.W., P.O. Box 8700 Grand Rapids, Michigan 49518

Facsimile No.: (616) 878-8287 Attn: Alex DeYonker, Executive Vice President General Counsel

With a copy to:

Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street Grand Rapids, Michigan 49503 Facsimile No.: (616) 222-2425 Attn: Gregory E. Schmidt

If to Buyer:

Rite Aid of Ohio, Inc. P.O. Box 3165 Harrisburg, Pennsylvania 17105 Facsimile No.: (717) 975-5952 Attn: I. Lawrence Gelman, Vice President

With a copy to:

Miller, Canfield, Paddock and Stone, PLC 101 North Main St. 7th Floor Ann Arbor, Michigan 48104 Facsimile No.: (734) 747-7147 Attn: Joseph M. Fazio

With a copy to:

Rite Aid of Ohio, Inc. P.O. Box 3165 Harrisburg, Pennsylvania 17105 Facsimile No.: (717) 975-5952 Attn: Lisa M. Winnick, Associate Counsel

With a copy to:

Rite Aid of Ohio, Inc. 5400 Perry Drive Waterford, Michigan 48329 Facsimile No.: (248) 674-2687 Attn: Laura A. Shaw, Vice President Pharmacy Acquisitions

            Section 14.02   Assignability and Parties in Interest.  No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party.  This Agreement binds, inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties and it does not confer any rights on any other persons or entities.

            Section 14.03   Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Michigan, without giving effect to its conflicts of laws provisions.

            Section 14.04   Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument.  The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto.  It will not be necessary in making proof of this Agreement of any counterpart hereof to produce or account for any of the other counterparts.

            Section 14.05   Waiver.  The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

            Section 14.06   Publicity.  Buyer and Seller agree that press releases and other public disclosures to be made by either of them with respect to the transactions contemplated hereby may only be made upon the agreement of the parties and the content will be subject to mutual agreement, except as may be required by law upon the advice of counsel; provided however, both parties shall respond promptly and comment on any such press release and other public document so such releases may be made in a prompt manner.  Notwithstanding the foregoing, (a) each of the parties hereto may respond to inquiries relating to this Agreement and the transactions contemplated hereby by the press, employees or customers without any notice to or further consent of the other party with general statements regarding the transaction and (b) Seller or its Affiliates shall be entitled to file or furnish to the Securities Exchange Commission any documents or disclosures (including Form 8-K) it reasonably believes to be required by applicable Legal Requirements provided any press release shall nonetheless be subject to the provisions of the first sentence of this Section 14.06.

            Section 14.07   Complete Agreement.  This Agreement, the Confidentiality Agreement, and the Exhibits and Schedules hereto delivered pursuant to this Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings relating to the subject matter hereof.  Other than as provided in Section 14.08 hereof, this Agreement may not be amended except by an agreement in writing executed by both parties.

            Section 14.08   Modifications, Amendments and Waivers.  At any time prior to the consummation of the transactions hereunder or termination of this Agreement, Buyer, on the one hand, and Seller, on the other hand, may, by written agreement:

                        (a)        extend the time for the performance of any of the obligations or other acts of the other party hereto;

                        (b)        waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or in the Exhibits or Schedules hereto or any other document delivered pursuant to this Agreement; and

                        (c)        waive compliance with any of the covenants or agreements of the other party contained in this Agreement.

            Section 14.09   Interpretation.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            Section 14.10   Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof.  This Agreement will, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

            Section 14.11   Time of Essence.  The parties to this Agreement acknowledge and agree that, except with respect to immaterial matters that are ministerial in nature, time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

            Section 14.12   Gender, Number, Knowledge.  Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.  All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole.  For purposes of this Agreement, "Knowledge" and terms of similar import means: with respect to Seller,  the actual knowledge of the following individuals:  David M. Staples and Alex J. DeYonker; and with respect to Buyer, the actual knowledge of the following individuals:   I. Lawrence Gelman, Esq. and Laura Shaw.

            Section 14.13   Exhibits and Schedules.  Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

            Section 14.14   No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring and are not intended to confer any rights on any other persons.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"SELLER"	"BUYER"

SEAWAY FOOD TOWN, INC.	RITE AID OF OHIO, INC.

By:	By:

Name:	Name:

Title:	Title:

SPARTAN PROPERTIES MANAGEMENT, INC.	RITE AID CORPORATION

By:	By:

Name:	Name:

Title:	Title:

THE PHARM OF MICHIGAN, INC.	SPARTAN STORES, INC.

By:	By:

Name:	Name:

Title:	Title: